EXHIBIT 10.1

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

dated as of November 1, 2013

among

CARDINAL HEALTH FUNDING, LLC,
as Seller,

GRIFFIN CAPITAL, LLC,
as Servicer,

THE CONDUITS PARTY HERETO,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

THE MANAGING AGENTS PARTY HERETO,
THE LC BANKS PARTY HERETO,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Agent

Page

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(continued)
Page

Section 4.3	Selection and Continuation of Tranche Periods	18
Section 4.4	Financial Institution Discount Rates	18
Section 4.5	Suspension of the LIBO Rate	18
Section 4.6	Extension of Scheduled Facility Termination Date	19
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	21
Section 5.1	Representations and Warranties of the Seller Parties	21
Section 5.2	Additional Representations and Warranties of Seller	24
Section 5.3	Financial Institution Representations and Warranties	26
ARTICLE VI.	CONDITIONS OF PURCHASES	26
Section 6.1	Conditions Precedent to Initial Incremental Purchase	26
Section 6.2	Conditions Precedent to All Incremental Purchases and Reinvestments	27
ARTICLE VII.	COVENANTS	27
Section 7.1	Affirmative Covenants of the Seller Parties	27
Section 7.2	Negative Covenants of the Seller Parties	36
ARTICLE VIII.	ADMINISTRATION AND COLLECTION	37
Section 8.1	Designation of Servicer	37
Section 8.2	Duties of Servicer	28
Section 8.3	Collection Notices; Power-of-Attorney	39
Section 8.4	Responsibilities of Seller	40
Section 8.5	Reports	40
Section 8.6	Servicing Fees	41
ARTICLE IX.	AMORTIZATION EVENTS	41
Section 9.1	Amortization Events	41
Section 9.2	Remedies	43
ARTICLE X.	INDEMNIFICATION	44
Section 10.1	Indemnities by the Seller Parties	44
Section 10.2	Increased Cost and Reduced Return; Accounting Based Consolidation Events	47
Section 10.3	Other Costs and Expenses	49
Section 10.4	Taxes	49
ARTICLE XI.	THE AGENT	53

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(continued)
Page

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(continued)
Page

Section 14.18	Subject Conversions	65
Section 14.19	Post-Closing Covenant	66

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Exhibits and Schedules

Exhibit I	Definitions

Exhibit II	Form of Purchase Notice

Exhibit III	Legal Names; Jurisdictions of Organization; Locations of Records; Federal Employer Identification Numbers; State Organizational Identification Numbers

Exhibit IV	[Reserved]

Exhibit V	Form of Compliance Certificate

Exhibit VI	Form of Assignment Agreement

Exhibit VII	Credit and Collection Policy

Exhibit VIII	Form of Contract

Exhibit IX	Form of Monthly Report

Exhibit X	[Reserved]

Exhibit XI	Form of Reduction Notice

Exhibit XII	Form of Letter of Credit Application

Schedule A	Commitments, Wiring Instructions, Related Financial Institutions, LC Banks, Conduits and Managing Agents
Schedule B    Documents to be Delivered to the Agent
Schedule C    Notice Addresses
Schedule D    Concentration Limit
Schedule E    Subject Conversion Condition Documents
Schedule F    Documents to be Delivered to the Agent following the date hereof

-v-

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
This Fourth Amended and Restated Receivables Purchase Agreement, dated as of November 1, 2013, is entered into by and among Cardinal Health Funding, LLC, a Nevada limited liability company (“Seller”), Griffin Capital, LLC, a Nevada limited liability company (“Griffin”), not in its individual capacity but solely as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), the entities listed on Schedule A to this Agreement under the heading “Financial Institutions” (together with their respective successors and assigns hereunder, the “Financial Institutions”), the entities listed on Schedule A to this Agreement under the heading “LC Banks” (together with their respective successors and assigns hereunder, the “LC Banks”), the entities listed on Schedule A to this Agreement under the heading “Conduits” (together with any of their respective successors and assigns hereunder, the “Conduits”), the entities listed on Schedule A to this Agreement under the heading “Managing Agents” (together with any of their respective successors and assigns hereunder, the “Managing Agents”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
The parties hereto (other than PNC in its capacity as an LC Bank) have entered into that certain Third Amended and Restated Receivables Purchase Agreement, dated as of November 19, 2007 (as amended up to the date hereof, the “Existing Agreement”).
Seller has transferred and assigned to the Purchasers pursuant to the Existing Agreement, and desires to continue to transfer and assign to the Purchaser’s pursuant to this Agreement, Purchaser Interests from time to time.
Each Conduit may, in its absolute and sole discretion, purchase the Purchaser Interests from Seller from time to time.
In the event that any Conduit declines to make any purchase of Purchaser Interests or if the related Purchaser Group does not include a Conduit, the applicable Related Financial Institution(s) will, at the request of Seller, purchase such Purchaser Interests from time to time on the terms and subject to the conditions set forth herein.
On the terms and subject to the conditions set forth herein, the LC Banks have agreed to issue Letters of Credit, and each Financial Institution has agreed to acquire risk participations in such Letters of Credit.
BTMUNY has been requested and is willing to act as Agent on behalf of the Purchasers and Managing Agents in accordance with the terms hereof.

The parties hereto now desire to amend and restate the Existing Agreement in its entirety to read as set forth herein.
AGREEMENT
Now therefore, in consideration of the foregoing and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree that, the Existing Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
PURCHASE ARRANGEMENTS
Section 1.1    Purchase Facility.
(a)    On the terms and subject to the conditions set forth herein, the Seller may, from time to time prior to the Amortization Date (but not more often than six times per calendar month), instruct (i) the Purchaser Groups ratably (based on the Commitments of their respective Related Financial Institutions) to make purchases of and reinvestments in Purchaser Interests, and each such purchase or reinvestment by a Purchaser Group shall be funded by (x) a Conduit (if any) in such Purchaser Group if such Conduit elects to make such purchase or reinvestment in its sole and absolute discretion (it being understood and agreed that no Conduit shall have any obligation to fund any purchase or reinvestment hereunder), or (y) by the Related Financial Institution(s) in such Purchaser Group if such Purchaser Group does not include a Conduit or if the Conduit(s) in such Purchaser Group decline(s) to make such purchase or reinvestment, or (ii) any LC Bank to issue Letters of Credit in return for Purchaser Interests, and upon each such issuance, each Financial Institution shall (and shall be deemed to) purchase a risk participation in such Letters of Credit and shall be required to make LC Participation Advances in connection with any draws under such Letters of Credit equal to such Financial Institution’s Pro Rata Share of such draws. In connection with each such purchase, reinvestment or issuance, the Seller shall (and shall be deemed to) sell and assign the related Purchaser Interests to the Agent for the benefit of the Purchasers. Notwithstanding anything set forth in this Section 1.1(a) or otherwise herein to the contrary, under no circumstances shall any Purchaser be obligated to fund any purchase of, or reinvestment in, any Purchaser Interest or issue any Letter of Credit, as applicable, if, after giving effect thereto:
(i)    the sum of the Aggregate Capital plus the LC Exposure, would exceed the Purchase Limit;
(ii)    the LC Exposure would exceed the LC Facility Limit;
(iii)    the sum of (A) such Purchaser’s outstanding Capital, plus (B) the outstanding Capital of all other Purchasers in such Purchaser’s Purchaser Group, plus (C) such Purchaser’s Purchaser Group’s Pro Rata Share of the LC Exposure, would exceed the Purchaser Group Commitment of such Purchaser Group;

(iv)    if such Purchaser is a Financial Institution, the sum of such Financial Institution’s outstanding Capital plus such Financial Institution’s Pro Rata Share of the LC Exposure, would exceed such Financial Institution’s Commitment;
(v)    the amounts then available to be drawn under all outstanding Letters of Credit issued by any LC Bank would exceed its LC Limit; or
(vi)    the aggregate of all Purchaser Interests would exceed 100%;
provided, however, that, for the avoidance of doubt, none of the foregoing conditions shall apply to any Financial Institution’s obligation to fund LC Participation Advances hereunder. The Seller may, subject to this clause (a) and the other requirements and conditions herein, use the proceeds of any purchase by the Purchasers hereunder to satisfy any LC Reimbursement Obligation to the LC Bank and the Financial Institutions pursuant to Section 1.8 below.
(b)    Seller may, upon at least 10 Business Days’ notice to the Agent and each Managing Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit (but not below the amount that would cause the Aggregate Capital plus the LC Exposure to exceed the Purchase Limit or the LC Exposure to exceed the LC Facility Limit); provided that (i) each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof and (ii) in connection with each such termination or reduction of the Purchase Limit, the Financial Institutions’ respective Commitments and the Purchaser Groups’ respective Purchaser Group Commitments, in each case, shall be automatically terminated in whole or ratably reduced in part (as the case may be) by an amount (in the aggregate for all Financial Institutions and Purchaser Groups) equal to such termination or reduction in the Purchase Limit.
Section 1.2    Increases. Seller will provide the Agent and each Managing Agent with notice by at least 12:00 noon (New York time) one Business Day (or, with respect to the issuance of a Letter of Credit, three Business Days) prior in a form set forth as Exhibit II hereto of each Incremental Purchase (other than an LC Reimbursement Purchase deemed requested pursuant to Section 1.8) (each such notice, a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 and shall be in integral multiples of $100,000 thereafter), whether the issuance of a Letter of Credit is being requested (in which case, the Purchase Notice shall specify the applicable LC Bank and shall include the related documents and information specified in Section 1.6(a)) and date of purchase and, in the case of an Incremental Purchase to be funded by any of the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice (other than a Purchase Notice that requests only the issuance of a Letter of Credit), each Managing Agent will promptly notify the Purchasers in its Purchaser Group of such Purchase Notice.
On the date of each Incremental Purchase (other than an LC Reimbursement Purchase deemed requested pursuant to Section 1.8, which shall be funded in accordance with such Section), subject to satisfaction of the applicable conditions set forth in Section 1.1(a), this Section 1.2 and Article VI, (i) in the case of any Incremental Purchase other than the issuance of a Letter of Credit, the Purchasers in each Purchaser Group (which may be Conduits and/or Financial Institutions, as determined in accordance with Section 1.1(a)) will deposit (or will initiate a deposit and, if requested, will provide the Seller the related wire confirmation number) to the Facility Account, in immediately available funds, no later than 1:00 p.m. (New York time), an amount equal to such Purchaser Group’s Pro Rata Share of the aggregate Purchase Price of such Incremental Purchase, and (ii) in the case of the issuance of a Letter of Credit, such Letter of Credit shall be issued in accordance with Sections 1.5 and 1.6.
Each Purchaser’s obligations hereunder shall be several, such that the failure of any Purchaser to make available to Seller any funds in connection with any purchase shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Purchaser shall be responsible for the failure of any other Purchaser to make funds available in connection with any purchase.
Section 1.3    Decreases. Seller will provide the Agent and each Managing Agent with prior written notice substantially in the form of Exhibit XI (a “Reduction Notice”) in conformity with the Required Notice Period of any proposed reduction of Aggregate Capital on any Settlement Date from Collections and each Managing Agent will promptly notify each Purchaser in such Managing Agent’s Purchaser Group of such Reduction Notice after such Managing Agent’s receipt thereof. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of the Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the aggregate amount by which the Aggregate Capital will be reduced (the “Aggregate Reduction”), which shall be applied to reduce the Capital of the various Purchasers ratably (based on the amount of their respective outstanding Capital). Only one (1) Reduction Notice shall be outstanding at any time. Notwithstanding the foregoing, the Aggregate Reduction will not be made if the Amortization Date shall have occurred for any reason on or prior to the Proposed Reduction Date. Concurrently with any reduction of Aggregate Capital pursuant to this Section, Seller shall pay to the applicable Purchasers all Broken Funding Costs (if any) arising as a result of such reduction.
Section 1.4    Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement or any other Transaction Documents shall be paid or deposited (or such Seller Party shall initiate a payment or deposit and, if requested, will provide the Agent or any Managing Agent the related wire confirmation number) in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received (or if such payment or deposit is not initiated) before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser, they shall be paid to such Purchaser by wire transfer of immediately available funds in accordance with the “Wiring Instructions” specified for such Purchaser on Schedule A or in accordance with such other wiring instructions specified by such Purchaser (or its Managing Agent) in writing to each other party hereto. If such amounts are payable to the Agent, they shall be paid to the Agent with the “Wiring Instructions” specified for the Agent on Schedule A or in accordance with such other wiring instructions specified by the Agent in writing to each other party hereto. All computations of Yield, per annum fees or discount calculated as part of any CP Costs, per annum fees hereunder and per annum fees under any Fee Letter shall be made on the basis of a year of 360 days (or, if calculated by reference to the Prime Rate, 365 or 366 days, as applicable) for the actual number of days elapsed. If any amount hereunder or under any other Transaction Document shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
Section 1.5     Letters of Credit. Upon the request of the Seller pursuant to a Purchase Notice delivered in accordance with Section 1.2 and subject to all applicable terms and conditions set forth herein (including, without limitation, those conditions set forth in Section 1.1(a), Section 1.2, Section 1.6 and Article VI), the applicable LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Seller or its assignee or subassignees (and, if applicable, on behalf of, or for the account of, the Performance Guarantor, an Originator or an Affiliate of an Originator in favor of such beneficiaries as the Performance Guarantor, such Originator or such Affiliate may elect). For the avoidance of doubt, Yield shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable LC Reimbursement Date so long as such drawn amounts shall have not been reimbursed to the applicable LC Bank pursuant to the terms hereof.
Section 1.6    Issuance of Letters of Credit; Participations.
(a)    In accordance with Section 1.2, the Seller may from time to time request that an LC Bank issue a Letter of Credit by completing and delivering to the Agent and such LC Bank a Purchase Notice together with (i) a Letter of Credit Application completed to the satisfaction of the Agent and such LC Bank, and (ii) such other certificates, documents and other papers and information as the Agent and such LC Bank may reasonably request. The Seller will also have the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the LC Bank upon any amendment, extension or renewal of any Letter of Credit.
(b)    Each Letter of Credit will, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after the date of issuance, extension or renewal, as the case may be, of such Letter of Credit and in no event later than twelve (12) months after the Scheduled Facility Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “LC Expiry Notice Date”) prior to the applicable expiry date, the applicable LC Bank delivers written notice to the Seller and the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Scheduled Facility Termination Date or (y) the applicable LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 1.1(a) or Exhibit VI) to issuing such Letter of Credit hereunder (as if such Letter of Credit were then being first issued) is not satisfied (other than any such condition requiring the Seller to submit a Purchase Notice or Letter of Credit Application in respect thereof), then such LC Bank, in the case of clause (x) above, may (or, at the written direction of any Financial Institution, shall) or, in the case of clause

(y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the LC Expiry Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the applicable LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by such LC Bank, as determined by such LC Bank.
(c)    Immediately upon the issuance by an LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), such LC Bank shall be deemed to have sold and transferred to each Financial Institution, and each Financial Institution shall be deemed irrevocably and unconditionally to have purchased and received from such LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Financial Institution’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the Financial Institutions pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this Section 1.6(c) to reflect the new Pro Rata Shares of the assignor and assignee Financial Institutions or of all Financial Institutions with Commitments, as the case may be. In the event that an LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to such LC Bank pursuant to Section 1.8(a) or 1.8(b), each Financial Institution that has not made an LC Reimbursement Purchase in accordance with Section 1.8(b) will be obligated to make LC Participation Advances with respect to such Letter of Credit in accordance with Section 1.8(c).
Section 1.7    Requirements For Issuance of Letters of Credit. The Seller shall authorize and direct the LC Bank to name the Seller, the Performance Guarantor, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.
Section 1.8    Disbursements, Reimbursement.
(a)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable LC Bank will promptly notify the Agent who will notify the Seller and each Managing Agent of such request, and the applicable LC Bank will honor such drawing if and when required pursuant to the terms of the applicable Letter of Credit (the date on which an LC Bank honors a drawing on a Letter of Credit, the “Honor Date”). The Seller shall reimburse (such obligation to reimburse the LC Bank, the “LC Reimbursement Obligation”) the LC Bank (i) if the Seller shall have received notice of such drawing prior to 10:00 a.m. (New York time) on any Business Day, by no later than 2:00 p.m. (New York time) on such Business Day or (ii) otherwise, by noon (New York time) on the Business Day immediately following the day that the Seller receives such notice (each such date for reimbursement, an “LC Reimbursement Date”) in an amount equal to the amount so paid by such LC Bank; provided, however, that recourse to the Seller for the LC Reimbursement Obligation shall be limited to the Collateral and all of the other rights, interests and assets from time to time owned by the Seller (including all rights and interests of the Seller under or in connection with the Transaction Documents). For the avoidance of doubt, no Cardinal Entity (other than the Seller) or any other account party on a Letter of Credit (unless such account party is the Seller) shall have any obligation to reimburse the LC Bank or any other Person for a drawing under a Letter of Credit or shall otherwise be required to fund or perform the Reimbursement Obligation hereunder on behalf of the Seller or otherwise.
(b)    Upon receipt of a notice of a drawing under a Letter of Credit pursuant to clause (a) above, unless the Seller shall have already satisfied the Reimbursement Obligation from its own funds, (i) the Seller will be deemed (without further action or notice) to have requested that an Incremental Purchase (each such Incremental Purchase, an “LC Reimbursement Purchase”) be made on the applicable LC Reimbursement Date in an amount equal to such LC Reimbursement Obligation, (ii) the Agent will notify each Managing Agent of such requested LC Reimbursement Purchase and (iii) interest shall accrue and be owing by the Seller to the LC Bank on such amount so paid by such LC Bank between such Honor Date and the LC Reimbursement Date at a rate per annum equal to the Discount Rate at such time; provided, however, that recourse to the Seller for such interest payment obligations shall be limited to the Collateral and all of the other rights, interests and assets from time to time owned by the Seller (including all rights and interests of the Seller under or in connection with the Transaction Documents). Subject to satisfaction of the conditions set forth in Section 1.1(a) and Article VI, a Reimbursement Purchase will be made on the LC Reimbursement Date by the Purchasers in each Purchaser Group (which may be Conduits and/or Financial Institutions, as determined in accordance with Section 1.1(a)) by delivering their respective Pro Rata Shares of such LC Reimbursement Purchase (or, in the case of a Defaulting Financial Institution, by the Agent using funds in the LC Collateral Account, if available, to fund such Defaulting Financial Institution’s Pro Rata Share of the Reimbursement Purchase) directly to the applicable LC Bank on behalf of the Seller in respect of the Seller’s LC Reimbursement Obligation. In the event an LC Bank is not reimbursed for the full amount of any drawing under any Letter of Credit by the applicable time on any LC Reimbursement Date (including, without limitation, because the conditions precedent to an LC Reimbursement Purchase deemed to have been requested by the Seller pursuant to this Section are not satisfied), such LC Bank will promptly notify the Agent who will promptly notify each Financial Institution (or its Managing Agent) thereof (which notice may be delivered in writing, orally or by e-mail).
(c)    Upon its (or its Managing Agent’s) receipt of any notice (including, without limitation, oral notice) pursuant to Section 1.8(b) that an LC Bank has not been reimbursed for the full amount of any drawing under any Letter of Credit by the applicable time on the applicable LC Reimbursement Date, each Financial Institution shall make available to such LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (an “LC Participation Advance”). For the avoidance of doubt, each Financial Institutions obligation under this clause (c) shall be binding upon such Financial Institution notwithstanding the limitation on recourse to the Seller set forth in Section 1.8(a). If any Financial Institution so notified fails to make available to the applicable LC Bank the amount of such Financial Institution’s Pro Rata Share of such amount by 4:00 p.m. (New York time) on the LC Reimbursement Date, then interest shall accrue on such Financial Institution’s obligation to make such payment, from the LC Reimbursement

Date to the date on which such Financial Institution makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the LC Reimbursement Date and (ii) at a rate per annum equal to the Prime Rate on and after the fourth day following the LC Reimbursement Date. Each Financial Institution’s Commitment to make LC Participation Advances to the LC Banks in respect of participation interests acquired by it pursuant to Section 1.6(c) shall survive and continue (notwithstanding the occurrence of the Amortization Date or any other termination of the purchase facility evidenced by this Agreement) until the last to occur of the following events: (i) the applicable LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (ii) no Letter of Credit issued hereunder remains outstanding and un-cancelled or (iii) all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.
Section 1.9    Repayment of LC Participation Advances.
(a)    Upon receipt by an LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by such LC Bank under a Letter of Credit with respect to which any Financial Institution has made an LC Participation Advance to such LC Bank, or (ii) in payment of Yield on the LC Reimbursement Purchases made or deemed to have been requested in connection with any such draw, such LC Bank will pay to each Financial Institution, ratably (based on the outstanding drawn amounts funded by each Financial Institution in respect of such Letter of Credit), in the same funds as those received by the LC Bank.
(b)    If an LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to such LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Financial Institution shall, on demand of the LC Bank, forthwith return to such LC Bank the amount of its Pro Rata Share of any amounts so returned by such LC Bank (including any interest on such amounts owing by such LC Bank to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding) plus interest at the Federal Funds Rate, from the date the payment was returned by such LC Bank through, but not including, the date the payment is returned by such Financial Institution.
(c)    If any Letters of Credit are outstanding and undrawn on the Amortization Date, the LC Collateral Account shall be funded from Collections (or, in the Seller’s sole discretion, by other funds available to the Seller) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the applicable LC Bank, the “LC Fee Expectation”).
(d)    Funds in the LC Collateral Account will be used to reimburse the LC Banks and (to the extent they have unreimbursed LC Participation Advances) the Financial Institutions for fees related to the Letters of Credit and for any draws on the Letters of Credit and LC Participation Advances which have not been reimbursed by the Seller or repaid from Collections. On each Settlement Date funds (if any) then on deposit in the LC Collateral Account shall be released to the Servicer for application as Collections in accordance with Article II to the extent that, after giving effect to such release and all distributions of Collections and any Purchases on such Settlement Date, (i) the Purchaser Interest will not exceed 100%, and (ii) only if the Amortization Date has occurred, the amount of the funds on deposit in the LC Collateral Account will not be less than 100% of the LC Exposure at such time, plus the amount of the LC Fee Expectation at such time. Any funds on deposit in the LC Cash Collateral Account after all Letters of Credit have expired, all draws on the Letters of Credit have been reimbursed, all LC Participation Advances have been repaid, all fees due with respect to the Letters of Credit have been paid in full, and the Amortization Date has occurred, shall be applied as Collections in accordance with Article II.
Section 1.10     Documentation. The Seller agrees to be bound by the terms of each Letter of Credit Application and by the applicable LC Bank’s reasonable interpretations of any Letter of Credit issued hereunder and by each LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s reasonable interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by an LC Bank, such LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s or the account party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
Section 1.11    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
Section 1.12    Nature of LC Participations and LC Reimbursement Obligations. Each Financial Institution’s obligation in accordance with this Agreement to make LC Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the applicable LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Financial Institution may have against any LC Bank, the Agent, any Managing Agent, any Purchaser, any Seller Party or any other Person for any reason whatsoever;
(ii)    the failure of any Seller Party or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of LC Participation Advances hereunder;
(iii)    any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which any Seller Party, any Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against any LC Bank, the Agent, any Managing Agent, any Purchaser, any Seller Party or any other Person for any reason whatsoever;

(iv)    any claim of breach of warranty that might be made by any Seller Party, any LC Bank, any Financial Institution, any other Purchaser, the Agent, any Managing Agent or any other Person against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which any Seller Party, any LC Bank, any Financial Institution, any other Purchaser, the Agent, any Managing Agent or any other Person may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any LC Bank, any Financial Institution, the Agent, any Purchaser or any Managing Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Seller Party or any Affiliate of any Seller Party and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Agent, any LC Bank, any Financial Institution, any Managing Agent, any Purchaser or any Seller Party has been notified thereof;
(vi)    payment by an LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of such LC Bank;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by an LC Bank or any of its Affiliates to issue any Letter of Credit in the form requested by the Seller, unless such LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    any Material Adverse Effect;
(x)    any breach of this Agreement or any other Transaction Document by any party thereto;
(xi)    the bankruptcy or insolvency of any Seller Party, any Originator or any Affiliate of the foregoing;

(xii)    the fact that an Amortization Event or a Potential Amortization Event shall have occurred and be continuing;
(xiii)    the fact that this Agreement, any other Transaction Document or the obligations of any Seller Party hereunder or thereunder shall have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 1.13    Liability for Acts and Omissions. As between the Seller, on the one hand, and the Agent, the LC Banks, the Financial Institutions, the Managing Agents and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Agent, the LC Banks, the Financial Institutions, the Managing Agents or the Purchasers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if any LC Bank or any Financial Institution shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be encrypted; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, the LC Banks, the Financial Institutions, the Managing Agents and the Purchasers, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of any LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve any LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Agent, the LC Banks, the Financial Institutions, the Managing Agents or the Purchasers or their respective Affiliates, be liable to any Seller Party or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent, the LC Banks, the Financial Institutions, the Managing Agents and the Purchasers and each of its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the applicable LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent, the LC Banks, the Financial Institutions, the Managing Agents or the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put such LC Bank under any resulting liability to any Seller Party, the Agent, any Financial Institution, any other Purchaser, any Managing Agent or any other Person.
Section 1.14    Defaulting Financial Institutions.
(a)    If any Financial Institution becomes a Defaulting Financial Institution at any time when there are undrawn Letters of Credit outstanding, then such Defaulting Financial Institution shall (i) within two (2) Business Days following notice by any LC Bank, cash collateralize for the benefit of the LC Banks a portion of the amount of the then outstanding Letters of Credit equal to such Defaulting Financial Institution’s Pro Rata Share of the undrawn stated amount of outstanding Letters of Credit by depositing such amount into the Defaulting Financial Institution Account, and (ii) maintain funds in the Defaulting Financial Institution Account to cash collateralize such Defaulting Financial Institution’s Pro Rata Share of the undrawn stated amount of outstanding Letters of Credit. The Agent shall apply funds deposited into the Defaulting Financial Institution Account to satisfy a Defaulting Financial Institution’s obligation to fund its portion of an LC Participation Advance required to be made by such Defaulting Financial Institution.

(b)    No amount payable by the Seller for the account of a Defaulting Financial Institution (whether on account of Capital, Yield, fees, indemnity payments or other amounts) shall be paid or distributed to such Defaulting Financial Institution (or its Managing Agent), but instead shall be deposited to the Defaulting Financial Institution Account until the amount therein is equal to the amount of such Defaulting Financial Institution’s Pro Rata Share of the stated amount of the undrawn Letters of Credit that is not cash collateralized, and to the extent of any remaining amounts, to pay to such Defaulting Financial Institution amounts owed to it.
(c)    Any funds on deposit in the Defaulting Financial Institution Account after all Letters of Credit have expired, all draws on the Letters of Credit have been reimbursed, all LC Participation Advances have been repaid, all fees due with respect to the Letters of Credit have been paid in full, and the Amortization Date has occurred, shall be applied as Collections in accordance with Article II.
(d)    No Defaulting Financial Institution shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement (and any amendment, waiver or consent which by its terms requires the consent of all Financial Institutions or each affected Financial Institution may be effected with the consent of the applicable Financial Institutions other than Defaulting Financial Institutions), except that (x) the Commitment of any Defaulting Financial Institution may not be increased or extended without the consent of such Financial Institution and (y) any waiver, amendment or modification requiring the consent of all Financial Institutions or each affected Financial Institution that by its terms affects any Defaulting Financial Institution more adversely than other affected Financial Institutions shall require the consent of such Defaulting Financial Institution.
ARTICLE II.
PAYMENTS AND COLLECTIONS
Section 2.1    Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller will immediately pay to the Agent or relevant Purchaser or Purchasers, as applicable, when due, for the account of the Agent or the relevant Purchaser or Purchasers on a full recourse basis, (i) such fees as set forth in each Fee Letter, (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be due and payable by Seller and applied to reduce the outstanding Aggregate Capital or the LC Adjusted Exposure in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts payable, if required, pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs and (ix) all Default Fees (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or any Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller will immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.
Section 2.2    Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the benefit of the Agent and the Purchasers for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections and/or Deemed Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside (x) the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and its related Conduit(s), if any, (y) Collections to be used to effect any Aggregate Reduction in accordance with Section 1.3 and (z) amounts necessary to pay Obligations due on the next succeeding Settlement Date and (ii) Seller hereby requests and, subject to Section 6.2, the Purchasers (other than any Terminating Financial Institutions and their related Conduits, if any) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection and Deemed Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions and their related Conduits, if any), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest and the LC Adjusted Exposure, in each case, immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital and the LC Adjusted Exposure, in each case, immediately prior to such receipt (but giving effect to any reduction thereof pursuant to application of an Aggregate Reduction).
On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent’s or the applicable Purchaser’s account (or, in the case of any amount to be applied in reduction of the LC Adjusted Exposure, to the LC Collateral Account), no later than 12:00 noon (New York time), the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment to be applied in the following order of priority (if not previously paid in accordance with Section 2.1):
first, to reduce unpaid Obligations,
second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions and their respective related Conduits (if any), applied ratably to each Terminating Financial Institution (and its related Conduit(s), if any) according to its respective Termination Percentage, third, if applicable, to ratably reduce the Aggregate Capital of all Purchasers (other than any Terminating Financial Institutions) and/or to reduce the LC Adjusted Exposure by deposit of funds to the LC Collateral Account, in each case, to the extent required to fund any Aggregate Reduction on such Settlement Date in accordance with Section 1.3 or 2.6, as applicable, and fourth, the balance, if any, to Seller on such Settlement Date.

Prior to the occurrence of the Amortization Date, each Terminating Financial Institution (and its related Conduit(s), if any) shall be allocated a ratable portion of Collections received from and after the Scheduled Facility Termination Date that such Terminating Financial Institution did not consent to extend (as to such Terminating Financial Institution and its related Conduit(s), if any, the “Financial Institution Termination Date”), until such Terminating Financial Institution’s and its related Conduit(s)’s (if any) Capital shall be paid in full. This ratable portion shall be calculated on the Financial Institution Termination Date of such Terminating Financial Institution as a percentage (the “Termination Percentage”) equal to (i) Capital of such Terminating Financial Institution outstanding on its Financial Institution Termination Date, divided by (ii) the sum of (x) the Aggregate Capital outstanding on such Financial Institution Termination Date and (y) the LC Adjusted Exposure on such Financial Institution Termination Date. Each Terminating Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution’s Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.
Section 2.3    Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer will set aside and hold in trust, for the holder of each Purchaser Interest, (a) the percentage evidenced by such Purchaser Interest of all Collections and Deemed Collections received on such day, (b) to the extent not set aside and held in trust pursuant to the immediately preceding clause (a), an additional amount for payment to the LC Collateral Account equal to the sum of (i) an amount necessary to reduce the LC Adjusted Exposure to zero and (ii) an amount equal to the LC Fee Expectation at such time, (c) an additional amount of Collections and Deemed Collections for the payment of any Aggregate Unpaids owed by Seller and not previously paid by Seller in accordance with Section 2.1 and (d) to the extent not set aside and held in trust pursuant to the immediately preceding clause (c), an additional amount for the payment of any amounts payable pursuant to Article X owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer will, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent’s or applicable Purchaser’s account (or in the case of amounts applied in reduction of the LC Adjusted Exposure, to the LC Collateral Account) the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest, the LC Adjusted Exposure and any other Aggregate Unpaids.
Section 2.4    Application of Collections. If the amount of funds held in trust by the Servicer are not sufficient to pay in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer will distribute such funds in the following order of priority:
first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent’s, the Purchasers’ and the Managing Agents’ costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under any Fee Letter, CP Costs and Yield, fourth, to the ratable reduction of Aggregate Capital (without regard to any Termination Percentage) until reduced to zero, fifth, to the LC Collateral Account (i) the amount necessary to reduce the LC Adjusted Exposure to zero and (ii) an amount equal to the LC Fee Expectation at such time, sixth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.
Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.
Section 2.5    Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller will remain obligated for the amount of any payment or application so rescinded, returned or refunded, and will promptly pay to the Agent or applicable Managing Agent(s) (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.
Section 2.6    Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller will pay to the Purchasers (ratably based on the ratio of each Purchaser’s Capital at such time to the Aggregate Capital at such time) and/or, to the extent the LC Adjusted Exposure is greater than zero, shall deposit to the LC Collateral Account, in either case, within one (1) Business Day, an amount or amounts to be applied to reduce the Aggregate Capital or to reduce the LC Adjusted Exposure (as the case may be), such that after giving effect to such payment and/or deposit the aggregate of the Purchaser Interests equals or is less than 100%.
Section 2.7    Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Agent and each Managing Agent in accordance with the Required Notice Period), at any time when the sum of the Aggregate Capital plus the LC Adjusted Exposure is less than an amount equal to 10.0% of the maximum sum of the

Aggregate Capital plus the LC Adjusted Exposure at any time since November 19, 2007, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, any Managing Agent or the Agent.
Section 2.8    Demand for Payment of Demand Loans. At any time when any Seller Party is required to make any payment hereunder and such Seller Party does not have sufficient funds to make such payment, Seller shall demand payment of the Demand Loans (or such portion of the Demand Loans as would be sufficient to make such payment) and remit the amount received as a result of such demand to the Servicer, the Purchasers or the Agent (as applicable) for disposition as provided herein.
ARTICLE III.
CONDUIT FUNDING
Section 3.1    CP Costs. Seller will pay CP Costs with respect to the Capital associated with each Purchaser Interest of the Conduits for each day that any Capital in respect of any such Purchaser Interest is outstanding.
Section 3.2    CP Costs Payments. On each Settlement Date, Seller will pay to each Conduit an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of such Conduit for the immediately preceding Accrual Period in accordance with Article II.
Section 3.3    Calculation of CP Costs. On each Determination Date, each Conduit will calculate the aggregate amount of its CP Costs for the applicable Accrual Period and will notify the Seller of such aggregate amount.
ARTICLE IV.
FINANCIAL INSTITUTION FUNDING
Section 4.1    Financial Institution Funding. Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Agent and the applicable Managing Agent(s) of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate. If any Purchaser Interest of any Conduit is assigned or transferred to, or funded by, any Related Financial Institution of such Conduit pursuant to any Funding Agreement or to or by any other Person, each such Purchaser Interest so assigned, transferred or funded shall each be deemed to have a new Tranche Period commencing on the date of any such transfer or funding and shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof as if each such Purchaser Interest was held by a Financial Institution, and with respect to each such Purchaser Interest, the assignee or transferee thereof or lender with respect thereto shall be deemed to be a Financial Institution in the transferring Conduit’s Purchaser Group solely for the purposes of Sections 4.1, 4.2, 4.3, 4.4 and 4.5.
Section 4.2    Calculation of Yield; Yield Payments. On each Determination Date, each Financial Institution shall notify the Agent or its Managing Agent, as applicable (and the Agent and Managing Agents shall promptly notify Seller), of the aggregate amount of accrued and unpaid Yield owing in respect of such Financial Institution’s Purchaser Interests which is to be paid on the next occurring Settlement Date. On the Settlement Date for each Purchaser Interest of the Financial Institutions, Seller will pay to each Financial Institution an aggregate amount equal to all accrued and unpaid Yield for the entire Tranche Period of each Purchaser Interest funded by such Financial Institution in accordance with Article II.
Section 4.3    Selection and Continuation of Tranche Periods. (a) With consultation from (and approval by) the Agent and the applicable Managing Agent, Seller will from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.
(b)    Seller, the Agent or the applicable Managing Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the last day of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on such last day, divide any such Purchaser Interest into multiple Purchaser Interests by subdividing the associated Capital for such Purchaser Interest into smaller amounts of Capital or combine any such Purchaser Interest with one or more other Purchaser Interests which either have a Terminating Tranche ending on such day or are newly created on such day by combining the associated Capital for such Purchaser Interests, provided, that in no event may a Purchaser Interest of any Purchaser be combined with a Purchaser Interest of any other Purchaser.
Section 4.4    Financial Institution Discount Rates. Seller may select the LIBO Rate or the Prime Rate for each Purchaser Interest of the Financial Institutions. Seller shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the Agent or the applicable Managing Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the Agent or the applicable Managing Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof (or assigned or transferred to, or funded by, any Related Financial Institution pursuant to any Funding Agreement or to or by any other Person) shall be the Prime Rate.
Section 4.5    Suspension of the LIBO Rate.
(a)    If any Financial Institution notifies the Agent or its Managing Agent, as applicable, that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial

Institutions in such Financial Institution’s Purchaser Group at the LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at the LIBO Rate are not available or (ii) the LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at the LIBO Rate, then the Agent or such Managing Agent, as applicable, shall suspend the availability of the LIBO Rate for the Financial Institutions in such Financial Institution’s Purchaser Group and require Seller to select the Prime Rate for any Purchaser Interest funded by the Financial Institutions in such Financial Institution’s Purchaser Group accruing Yield at the LIBO Rate.
(b)    If less than all of the Financial Institutions in such Financial Institution’s Purchaser Group give a notice to the Agent or such Purchaser Group’s Managing Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller, the Conduit in such Financial Institution’s Purchaser Group or the Agent or such Managing Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution in such Financial Institution’s Purchaser Group or (ii) another funding entity nominated by Seller or the Agent or such Managing Agent that is acceptable to the Conduit in such Financial Institution’s Purchaser Group and willing to participate in this Agreement through the Scheduled Facility Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions in such Financial Institution’s Purchaser Group and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions in such Financial Institution’s Purchaser Group, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).
Section 4.6    Extension of Scheduled Facility Termination Date.
(a)    Seller may request one or more 364-day extensions of the Scheduled Facility Termination Date then in effect by giving written notice of such request to the Agent (each such notice an “Extension Notice”) at least 60 days prior to the Scheduled Facility Termination Date then in effect. After the Agent’s receipt of any Extension Notice, the Agent shall promptly advise each Financial Institution of such Extension Notice. Each Financial Institution may, in its sole discretion, by a revocable notice (a “Consent Notice”) given to the Agent on or prior to the 30th day prior to the Scheduled Facility Termination Date then in effect (such period from the date of the Extension Notice to such 30th day being referred to herein as the “Consent Period”), consent to such extension of such Scheduled Facility Termination Date; provided, however, that, except as provided in Section 4.6(b), such extension shall not be effective with respect to any of the Financial Institutions if any one or more Financial Institutions: (i) notifies the Agent during the Consent Period that such Financial Institution either does not wish to consent to such extension or wishes to revoke its prior Consent Notice or (ii) fails to respond to the Agent within the Consent Period (each Financial Institution that does not wish to consent to such extension or wishes to revoke its prior Consent Notice or fails to respond to the Agent within the Consent Period is herein referred to as a “Non-Renewing Financial Institution”). If none of the events described in the foregoing clauses (i) or (ii) occurs during the Consent Period and all Consent Notices have been received, then, the Scheduled Facility Termination Date shall be irrevocably extended until the date that is 364 days after the Scheduled Facility Termination Date then in effect. The Agent shall promptly notify Seller of any Consent Notice or other notice received by the Agent pursuant to this Section 4.6(a).
(b)    Upon receipt of notice from the Agent pursuant to Section 4.6(a) of any Non-Renewing Financial Institution or that the Scheduled Facility Termination Date has not been extended, one or more of the Financial Institutions (including any Non-Renewing Financial Institution) may proffer to the Agent the names of one or more institutions meeting the criteria set forth in Section 12.1(b)(i) that are willing to accept assignments of and assume the rights and obligations under this Agreement and the other applicable Transaction Documents of the Non-Renewing Financial Institution and of the Conduit(s) (if any) in its Purchaser Group. Provided the proffered name(s) are acceptable to the Agent and the LC Banks (in their sole discretion), the Agent shall notify the remaining Financial Institutions of such fact, and, subject to clause (d) below, the then existing Scheduled Facility Termination Date shall be extended for an additional 364 days upon satisfaction of the conditions for an assignment in accordance with Section 12.1 and the Commitment of each Non-Renewing Financial Institution shall be reduced to zero. If the rights and obligations under this Agreement and the other applicable Transaction Documents of each Non-Renewing Financial Institution and of the Conduit(s) (if any) in each of their Purchaser Groups are not assigned as contemplated by this Section 4.6(b) (each such Non-Renewing Financial Institution whose (or whose related Conduit’s) rights and obligations under this Agreement and the other applicable Transaction Documents are not so assigned is herein referred to as a “Terminating Financial Institution”) and at least one Financial Institution is not a Non-Renewing Financial Institution, the then existing Scheduled Facility Termination Date shall be extended for an additional 364 days; provided, however, that (i) the Purchase Limit shall be reduced on the Financial Institution Termination Date applicable to each Terminating Financial Institution by an aggregate amount equal to the Terminating Commitment Availability of each Terminating Financial Institution as of such date and shall thereafter continue to be reduced by amounts equal to any reduction in the Capital of any Terminating Financial Institution (after application of Collections pursuant to Sections 2.2 and 2.3), (ii) the Purchaser Group Commitment of each Purchaser Group shall be reduced by the aggregate amount of the Terminating Commitment Amount of each Terminating Financial Institution in such Purchaser Group and (iii) the Commitment of each Terminating Financial Institution shall be reduced to zero on the Financial Institution Termination Date applicable to such Terminating Financial Institution. Subject to clause (d) below, upon reduction to zero of all of the Purchaser Interests of a Terminating Financial Institution and of its related Conduit(s) (is any) (after application of Collections thereto pursuant to Sections 2.2 and 2.3) and payment in full of all other amounts required to be paid to such Terminating Financial Institution and such Conduit(s) (if any) hereunder, all rights and obligations of such Terminating Financial Institution and such Conduit(s) (if any) hereunder shall be terminated and such Terminating Financial Institution and each such Conduit (if any) shall no longer be a “Financial Institution” or a “Conduit”, as applicable; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Financial Institution and any such Conduit prior to its termination as a Financial Institution or Conduit, as applicable.

(c)    Any requested extension may be approved or disapproved by a Financial Institution in its sole discretion. In the event that the Commitments are not extended in accordance with the provisions of this Section 4.6, the Commitment of each Financial Institution (other than its commitment to make LC Participation Advances hereunder) shall be reduced to zero on the Scheduled Facility Termination Date. Upon reduction to zero of the Commitment of a Financial Institution, reduction of the LC Exposure to zero, reduction to zero of the Capital of all of the Purchaser Interests of such Financial Institution and of each Conduit (if any) in its Purchaser Group and payment in full of all other amounts required to be paid to such Financial Institution and any such Conduit hereunder all rights and obligations of such Financial Institution and any such Conduit hereunder shall be terminated and such Financial Institution and any such Conduit shall no longer be a “Financial Institution” or “Conduit”, as applicable; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Financial Institution and any such Conduit prior to its termination as a Financial Institution or Conduit, as applicable.
(d)    Notwithstanding the foregoing, no extension of the Scheduled Facility Termination Date pursuant to Section 4.6(b) shall occur at any time when the LC Exposure is greater than zero unless each LC Bank has consented in writing to such extension, which consents may be granted or withheld in each LC Bank’s sole discretion.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Agent, the Managing Agents and the Purchasers, only as to itself and as applicable to it (on a several basis and not jointly), subject to the last paragraph of this Section 5.1 and subject to the limitations set forth in Section 6.2(i), on and as of the date hereof, the date of each Incremental Purchase and the date of each Reinvestment that:
(a)    Limited Liability Company Existence and Power. Such Seller Party is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its limited liability company powers and authority and have been duly authorized by all necessary limited liability company action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)    No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its articles of organization or operating agreement (or equivalent organizational documents), (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)    Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)    Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.
(f)    Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent, the Managing Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent, the Managing Agents or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(h)    Jurisdiction of Organization; Places of Business, etc. Exhibit III correctly sets forth such Seller Party’s legal name, jurisdiction of organization, Federal Employer’s Identification Number and State Organizational Identification Number. The offices where such Seller Party keeps all of its Records are located at the address(es) listed on Exhibit III, or such other location of which the Agent and each Managing Agent have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller is a Nevada limited liability company and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Nevada).
(i)    Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number or bank departmental number of each Lock-Box, are listed in the Collection Account Disclosure Letter or have been provided to the Agent in a written notice that complies with Section 7.2(b). Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Collection Account, or the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Each Seller Party has taken all steps necessary to ensure that the Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over all Lock-Boxes and Collection Accounts.
(j)    Material Adverse Effect. (i) The initial Servicer represents and warrants that since June 30, 2013, no event has occurred that would have a material adverse effect on (x) the financial condition or operations of the initial Servicer and its Subsidiaries or (y) the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since June 30, 2013, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.
(k)    Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(l)    Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
(m)    Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent and each Managing Agent have been notified in accordance with Section 7.1(a)(vii).

(n)    Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement or in any calculation of the Net Receivables Balance contained in any report delivered to the Agent was an Eligible Receivable on such purchase date or date of such report, as the case may be.
(o)    Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis with respect to the Seller’s acquisition of Receivables.
(p)    OFAC. Such Seller Party is not a Sanctioned Person. To such Seller Party’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Receivable owing by such Obligor. Such Seller Party and its Affiliates:   (i) have less than 10% of their assets in Sanctioned Countries; and (ii) derive less than 10% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither such Seller Party nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
Notwithstanding anything contained in this Section 5.1, the representations and warranties of the Servicer set forth in Section 5.1(j)(i)(x) are only to be made (i) as of the date of this Agreement, (ii) as of the date of any extension of the Scheduled Facility Termination Date in accordance with the terms hereof and (iii) as of the date of any amendment, waiver or other modification of the terms hereof made in accordance with Section 14.1.
Section 5.2    Additional Representations and Warranties of Seller. Seller hereby further represents and warrants to the Agent, the Managing Agents and the Purchasers, on and as of the date hereof, the date of each Incremental Purchase and the date of each Reinvestment that:
(a)    Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(b)    Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security, provided, however, that prior to the occurrence of an Amortization Event, Seller’s interest in the Related Security shall be perfected only to the extent that such Related Security is subject to Article 9 of the UCC and such interest may be perfected by the filing of a financing statement.
(c)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents, provided, that prior to the occurrence of an Amortization Event, the Agent’s interest in the Related Security shall be perfected only to the extent that such Related Security is subject to Article 9 of the UCC and such interest may be perfected by the filing of a financing statement. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Collections and the Related Security, provided, that prior to the occurrence of an Amortization Event, Agent’s interest in the Related Security shall be perfected only to the extent that such Related Security is subject to Article 9 of the UCC and such interest may be perfected by the filing of a financing statement).
(d)    Names. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.
(e)    Ownership of Seller. Griffin owns, directly or indirectly, 100% of the issued and outstanding membership or other equity interests of Seller, free and clear of any Adverse Claim. Such membership and equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller or any other equity interest in Seller.
(f)    Payments to Griffin; Collections. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Griffin in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Griffin of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended. In the case of this Agreement, each remittance of Collections by the Seller to the Agent or any Purchaser hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller. In the case of the Receivables Sale Agreement, each remittance of Collections by Griffin to the Seller thereunder will have been (i) in payment of a debt incurred by Griffin in the ordinary course of business or financial affairs of Griffin and (ii) made in the ordinary course of business or financial affairs of the Griffin. In the case of any Griffin RPA, each remittance of Collections by the applicable Originator to Griffin thereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and (ii) made in the ordinary course of business or financial affairs of such Originator.
(g)    Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase under the Existing Agreement and each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the LC Adjusted Exposure, plus (iii) the Aggregate Reserves.

(h)    Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 5.3    Financial Institution Representations and Warranties. Each Financial Institution hereby represents and warrants to the Agent, to the LC Bank and to the Conduit (if any) and the Managing Agent in such Financial Institution’s Purchaser Group that:
(a)    Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.
(b)    No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.
(c)    Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder, except that has already been received.
(d)    Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
ARTICLE VI.
CONDITIONS OF PURCHASES
Section 6.1    Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under, and the effectiveness of, this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the date of such purchase those documents listed on Schedule B and (b) the Agent, each LC Bank and each Managing Agent shall have received all fees and expenses required to be paid on or prior to the date hereof pursuant to the terms of this Agreement and each Fee Letter.
Section 6.2    Conditions Precedent to All Incremental Purchases and Reinvestments. Each Incremental Purchase of a Purchaser Interest and each Reinvestment (in each case, for the avoidance of doubt, excluding any LC Participation Advance) shall be subject to the further conditions precedent that (a) in the case of each such Incremental Purchase or Reinvestment, Servicer shall have delivered to the Agent and each Managing Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent and such Managing Agent, all Monthly Reports as and when due under Section 8.5 and all Weekly Reports and Daily Reports, if required, as and when due under Section 8.5; (b) the Amortization Date shall not have occurred; (c) the Agent and each Managing Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):
(i)    the representations and warranties set forth in Section 5.1 and 5.2 are true and correct in all material respects on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date (other than the representation and warranty set forth in Section 5.1(j), which representation and warranty shall be true and correct on the date of the Initial Incremental Purchase as though made on and as of such date);
(ii)    no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event or a Potential Amortization Event; and
(iii)    none of the conditions or circumstances listed in sub-paragraphs (i) through (vi) of Section 1.1(a) exist at the time of, or would be caused to exist by, such Incremental Purchase or Reinvestment.
It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.
ARTICLE VII.
COVENANTS
Section 7.1    Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, only as to itself and as applicable to it (on a several basis and not jointly), as set forth below:
(a)    Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish or cause to be furnished to the Agent, each LC Bank and each Managing Agent (provided, that, for purposes of clauses (i), (ii), (iv), and (v) hereof, posting to EDGAR or on the website of Cardinal Health, Inc. shall constitute delivery of such reports, notices or filings to the Agent, each LC Bank and each Managing Agent):
(i)    Annual Reporting. In the case of the Performance Guarantor, within one hundred twenty (120) days after the close of each of its fiscal years, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Performance Guarantor for such fiscal year certified in a manner reasonably acceptable to the Agent by independent public accountants reasonably acceptable to the Agent. In the case of the Seller, within one hundred twenty (120) days after the close of each of its fiscal years, unaudited financial statements (which shall include a balance sheet and a profit and loss statement).
(ii)    Quarterly Reporting. In the case of the Performance Guarantor, within sixty (60) days after the close of the first three (3) quarterly periods of each of its fiscal years, balance sheets of Performance Guarantor as at the close of each such period and statements of income and retained earnings and a statement of cash flows for Performance Guarantor for the period from the beginning of such fiscal year to the end of such quarter, all certified in a manner reasonably acceptable to the Agent by Performance Guarantor’s chief financial officer.
(iii)    Compliance Certificate. Together with the documents required to be delivered pursuant to clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of Performance Guarantor.
(iv)    Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Performance Guarantor copies of all financial statements, reports and proxy statements so furnished.
(v)    S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Performance Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission.
(vi)    Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent, any Managing Agent (so long as the Agent is copied on such communication) or any Purchaser (so long as each other Purchaser is copied on such communication), copies of the same.

(vii)    Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to materially adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables, requesting the Agent’s, each LC Bank’s and each Managing Agent’s consent thereto.
(viii)    Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request (taking into consideration the burden and expense, if any, imposed upon such Seller Party) in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.
(b)    Notices. Such Seller Party will notify the Agent, each LC Bank and each Managing Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)    Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.
(ii)    Judgment and Proceedings. (A) The entry of any judgment or decree against Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Servicer and its Subsidiaries exceeds $250,000 and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.
(iii)    Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iv)    Termination Date. Subject to Section 7.2(f), the occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement and the termination of any Griffin RPA in accordance with its terms or otherwise.
(v)    Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor.
(c)    Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
(d)    Audits. Such Seller Party will furnish to the Agent, each LC Bank and each Managing Agent from time to time such information with respect to it and the Receivables as the Agent, each LC Bank or each Managing Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, subject to the penultimate sentence of this Section 7.1(d), permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (the procedures described in the foregoing clauses (i) and (ii) are referred to herein as an “Audit”). All such examinations and visits shall be at the sole cost of such Seller Party; provided, however, that (i) (A) for so long as no Amortization Event has occurred and is continuing, (B) the Ratings Level then in effect is either Ratings Level 1 or Ratings Level 2 and (C) the immediately preceding Audit was satisfactory to the Agent and each Managing Agent in all material respects, such cost shall be borne by such Seller Party not more than once per calendar year, and (ii) (A) for so long as no Amortization Event has occurred and is continuing, (B) the Ratings Level then in effect is either Ratings Level 3 or Ratings Level 4 and (C) the immediately preceding Audit was satisfactory to the Agent and each Managing Agent in all material respects, such cost shall be borne by such Seller Party not more than twice per calendar year (although in no event shall the foregoing proviso be construed to limit the Agent or its agents or representatives to one or two, as applicable, Audits during any calendar year period). The Agent will use commercially reasonable efforts to determine if the costs and expenses to be incurred by the Agent in connection with any Audit are estimated to exceed $35,000 and, if so, will so notify the applicable Seller Party promptly after knowledge thereof.
(e)    Keeping and Marking of Records and Books.
(i)    Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii)    Such Seller Party will, (A) on or prior to June 29, 2000, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) upon the request of the Agent following the occurrence of an Amortization Event, (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.
(f)    Compliance with Contracts and Credit and Collection Policy. Such Seller Party will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
(g)    Performance and Enforcement of Receivables Sale Agreement. Seller will, and will require Griffin to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will use commercially reasonable efforts to enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.
(h)    Ownership. Seller will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), provided, that prior to the occurrence of an Amortization Event, Seller’s interest in the Related Security shall be perfected only to the extent that such Related Security is subject to Article 9 of the UCC and such interest may be perfected by the filing of a financing statement; and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request), provided, that prior to the occurrence of an Amortization Event, the Agent’s interest in the Related Security shall be perfected only to the extent that such Related Security is subject to Article 9 of the UCC and such interest may be perfected by the filing of a financing statement.

(i)    Purchasers’ Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each Cardinal Entity and their respective Affiliates. Therefore, from and after June 29, 2000, Seller will take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of each Cardinal Entity and any Affiliates thereof and not just a division of any Cardinal Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:
(i)    conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any Cardinal Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);
(ii)    compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any Cardinal Entity or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and such Cardinal Entity or such Affiliate, as applicable on a basis that reflects the services rendered to Seller and such Cardinal Entity or such Affiliate, as applicable;
(iii)    clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Cardinal Entity, Seller will lease such office at a fair market rent;
(iv)    have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;
(v)    conduct all transactions with each Cardinal Entity and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and any Cardinal Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
(vi)    (A) at all times have a Board of Managers consisting of three members, at least one member of which is an Independent Manager reasonably acceptable to the Agent; provided that any Independent Manager that is employed by Global Securitization Services, LLC, Lord Securities Corporation or Amacar Group LLC for the purpose of providing director services to special purpose entities and that meets the other requirements of an Independent Manager set forth herein shall be deemed approved by the Agent and (B) not remove any Independent Manager or replace any Independent Manager (other than a replacement by an individual employed by Global Securitization Services, LLC, Lord Securities Corporation or Amacar Group LLC for the purpose of providing director services to special purpose entities and who otherwise meets the other requirements of an Independent Manager set forth herein; provided that written notice of the replacement of the current Independent Manager with an Independent Manager employed by one of the entities specifically referred to herein will be furnished to the Agent), in each case without the prior written consent of the Agent;
(vii)    observe all corporate formalities as a distinct entity, and ensure that (I) all limited liability company actions relating to (1) the dissolution or liquidation of Seller or (2) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Managers (including the Independent Manager) and (II) all limited liability company actions relating to the selection, maintenance or replacement of the Independent Manager are duly authorized in compliance with Seller’s articles of organization and operating agreement;
(viii)    maintain Seller’s books and records separate from those of each Cardinal Entity and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of any Cardinal Entity and any Affiliate thereof;
(ix)    prepare its financial statements separately from those of each Cardinal Entity and insure that any consolidated financial statements of any Cardinal Entity or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;
(x)    except to the extent funds of Seller and Griffin and funds of Seller and Cardinal may be commingled in connection with the performance by Griffin and Cardinal of their respective servicing obligations hereunder as Servicer and Permitted Sub-Servicer, respectively, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Cardinal Entity or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;
(xi)    pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by any Cardinal Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));
(xii)    operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement (it being understood that Seller may make the Demand Loans to Cardinal pursuant to and in accordance with the terms of the Cash Management Agreement); and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Griffin thereunder for the purchase of Receivables from Griffin under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(xiii)    maintain its limited liability company charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its articles of organization and operating agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;
(xiv)    maintain the effectiveness of, and continue to perform and require Griffin, the Originators and the Approved Sub-Originators to perform under the Receivables Sale Agreement, each Griffin RPA, each Sub-Originator Sale Agreement, the Cash Management Agreement and the Performance Guaranty, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, each Griffin RPA, each Sub-Originator Sale Agreement, the Cash Management Agreement or the Performance Guaranty, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach thereunder or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent and the Required Financial Institutions;
(xv)    maintain its limited liability company separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;
(xvi)    maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or membership interest or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and
(xvii)    take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by counsel for Seller, in connection with the closing the Existing Agreement or any amendment thereto and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)    Collections.
(i)    Such Seller Party will (A) instruct all Obligors to remit all Collections directly to a Lock-Box or Collection Account, (B) cause all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Lock-Box Account or Collection Account, (C) cause each Lock-Box, Lock-Box Account and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect, (D) cause the Cash Management Agreement to be in full force and effect and (E) not, and will not permit any other Person to, remit, deposit, credit or otherwise transfer any funds other than Collections, Brokerage Receivables and immaterial amounts of other receipts not constituting Collections to any Lock-Box or Collection Account.
(ii)    At all times, in the event any payments relating to Receivables are remitted directly to such Seller Party or any Affiliate of such Seller Party, such Seller Party will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Seller Party will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) (subject to the terms of this Agreement) of each Lock-Box Account and Collection Account and will not grant the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement. All Collections from time to time deposited to any Collection Account, shall be held in trust, for the exclusive benefit of the Agent and the Purchasers.
(k)    Taxes. Such Seller Party will file all Tax returns and reports required by law to be filed by it and will promptly pay all Taxes and governmental charges at any time owing and required by law to be paid by it including with respect to the Receivables, except any such Taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.
(l)    Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, commercial general liability insurance. The Agent, for the benefit of the Purchasers, shall be named on such insurance policies as an additional insured with respect to all such liability insurance maintained by Seller. Seller will pay or cause to be paid, the premiums therefor and deliver to the Agent a certificate of insurance evidencing such insurance. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to Seller’s obligations hereunder.
(m)    Payment to Griffin. With respect to any Receivable purchased by Seller from Griffin, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale

Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Griffin in respect of the purchase price for such Receivable.
Section 7.2    Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, only as to itself and as applicable to it (on a several basis and not jointly), that:
(a)    Name Change, Jurisdiction of Organization, Offices, Records and Books of Accounts. Such Seller Party will not change its name, identity, corporate or other organizational structure or jurisdiction of organization (within the meaning of Section 9-503 or 9-507 of the UCC of all applicable jurisdictions) or relocate any office where Records are kept unless it shall have: (i) given the Agent at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.
(b)    Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account that is subject to a Collection Account Agreement.
(c)    Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not make any change to the Credit and Collection Policy that could materially adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), such Seller Party will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.
(d)    Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security (other than an Adverse Claim arising through or under an Obligor) or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Cardinal Entity.

(e)    Net Receivables Balance. Seller will not at any time permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital, plus (ii) the LC Adjusted Exposure, plus (iii) the Aggregate Reserves.
(f)    Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Griffin in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement, and any such designation of the Termination Date or provision of notice in respect thereof not in compliance with this clause (f) shall be void ab initio.
(g)    Griffin RPA Termination. Griffin will not terminate any Griffin RPA, nor send any written notice to the applicable Originator in respect thereof, without providing 10 Business Days’ prior written notice thereof to the Agent, except with respect to (i) the occurrence of a termination pursuant to Section 7.2 of the applicable Griffin RPA and (ii) a termination permitted under Section 1.1(b) hereunder, and any such termination of any Griffin RPA or provision of notice to any Originator in respect thereof not in compliance with this clause (g) shall be void ab initio.
(h)    Sub-Originator Sale Agreement Termination. Sub-Originator Sale Agreement Termination. The Seller Parties shall not permit any Originator to terminate any Sub-Originator Sale Agreement, nor send (or permit any Originator to send) any written notice to the applicable Approved Sub-Originator in respect thereof, without providing 10 Business Days’ prior written notice thereof to the Agent, except with respect to (i) the occurrence of a termination pursuant to Section 7.2 of the applicable Sub-Originator Sale Agreement and (ii) a termination permitted under Section 1.1(b) hereunder, and any such termination of any Sub-Originator Sale Agreement or provision of notice to any Approved Sub-Originator in respect thereof not in compliance with this clause (h) shall be void ab initio.
ARTICLE VIII.
ADMINISTRATION AND COLLECTION
Section 8.1    Designation of Servicer. (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Griffin is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent (on behalf of the Purchasers) may, and at the direction of the Required Financial Institutions shall, at any time following the occurrence of a Collection Notice Event, by notice to Griffin and Seller designate any Person to succeed Griffin as Servicer or any successor Servicer.
(b)    Without the prior written consent of the Agent and each Managing Agent, Griffin will not delegate any of its duties or responsibilities as Servicer to any Person other than (i) an Originator (with respect to Receivables originated by such Originator), (ii) Cardinal, (iii) Cardinal Health 2, Inc. a Nevada corporation, (iv) Cardinal Health 7, LLC and (v) with respect to certain Receivables that are Charged-Off Receivables, outside collection agencies in accordance with its customary practices (each, a “Permitted Sub-Servicer”). No Permitted Sub-Servicer will further delegate to any other Person, other than another Permitted Sub-Servicer, any of the duties or responsibilities of the Servicer delegated to it by Griffin. If the Agent shall, in accordance with this Agreement, designate as Servicer any Person other than Griffin, all duties and responsibilities theretofore delegated by Griffin to each Permitted Sub-Servicer may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Griffin and to Seller (and, at the Agent’s discretion, any Permitted Sub-Servicer).
(c)    Notwithstanding the foregoing subsection (b), (i) Griffin shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Griffin in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to (but may at their sole option) give notice, demand or other communication to any Person other than Griffin in order for communication to the Servicer and any of its Permitted Sub-Servicers with respect thereto to be accomplished. Griffin, at all times that it is the Servicer, shall be responsible for providing any Permitted Sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
Section 8.2    Duties of Servicer. (a) The Servicer will take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
(b)    The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account and effect a Collection Account Agreement with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer will promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly will instruct all Obligors with respect to the Receivables to, remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer will not deposit or otherwise credit, and will not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.
(c)    The Servicer will administer the Collections in accordance with the procedures described herein and in Article II. The Servicer will set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections of Receivables in accordance with Article II. The Servicer will, upon the request of the Agent, segregate, in a manner reasonably acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
(d)    The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable or restructure any Receivable into a Note Receivable and sell such Note Receivable and its Related Security on a non-recourse basis, as agent for and on behalf of Seller, to a third party (other than Griffin or any Originator), in each case, as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent, the Managing Agents or the Purchasers under this Agreement and (ii) any such restructuring shall be subject to the following conditions: (A) no Amortization Event shall exist immediately before such restructuring or after giving effect thereto (unless otherwise consented to by the Agent (at the instruction of each Managing Agent) in writing), (B) prior to such restructuring or concurrently therewith, Seller shall pay a Deemed Collection to the Agent in the amount of the Outstanding Balance of such Receivable and (C) Servicer shall identify the Receivable to be restructured to the Agent in writing. Upon and not until satisfaction of the conditions set forth in the foregoing clauses (A), (B) and (C), any Receivable restructured into a Note Receivable shall cease to be a “Receivable” for any purposes hereunder and the lien of the Agent for the benefit of the Purchasers shall be automatically released without further action. Notwithstanding anything to the contrary contained herein, the Agent shall have the right, in its reasonable discretion, to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.
(e)    The Servicer will hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and will, upon the occurrence of a Collection Notice Event, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer will, as soon as practicable following receipt thereof, turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer will, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.
(f)    Any payment by an Obligor in respect of any indebtedness owed by it to any Originator, Griffin or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
Section 8.3    Collection Notices; Power-of-Attorney. (a) The Agent is authorized at any time after the occurrence of a Collection Notice Event to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and sole “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of each Lock-Box and the Collection

Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled after the occurrence of a Collection Notice Event to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller and (iii) designate any Person to succeed Griffin as Servicer and enforce the Receivables, the related Contracts and the Related Security.
(b)    The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Agent, after the occurrence of a Amortization Event, to collect any and all amounts or portions thereof due under any and all Receivables, related Contracts and Related Security, including endorsing the name of the Seller on checks and other instruments representing Collections and otherwise enforcing Obligations hereunder and under the Transaction Documents. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
Section 8.4    Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent, the Managing Agents and the Purchasers of their rights hereunder shall not release the Servicer, Griffin, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.
Section 8.5    Reports. (a) The Servicer will prepare and forward to the Agent and the Managing Agents (i) on the seventeenth (17th) calendar day of each month (or if such day is not a Business Day, the next succeeding Business Day) and at such times as the Agent or the Required Financial Institutions shall request, a Monthly Report and (ii) at such times as the Agent or the Required Financial Institutions shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
(b)    If on any date, less than two of S&P, Moody’s and Fitch are then maintaining senior unsecured long-term debt ratings on Cardinal of at least BBB- (as determined by S&P and Fitch) or Baa3 (as determined by Moody’s), then the Servicer shall prepare and forward to the Agent and each Managing Agent on the Tuesday of each week thereafter for the immediately preceding calendar week, a Weekly Report with respect to the calendar week most recently ended, which report shall be in addition to any required or requested Monthly Report. If on any date, less than two of S&P, Moody’s and Fitch are then maintaining senior unsecured long-term debt ratings on Cardinal of at least BB (as determined by S&P and Fitch) or Ba2 (as determined by Moody’s), the Servicer shall prepare and forward to the Agent and each Managing Agent on each Business Day thereafter, a Daily Report with respect to the immediately preceding Business Day or such other Business Day determined by the Agent, which report shall be in addition to any required or requested Monthly Report.
Section 8.6    Servicing Fees. In consideration of Griffin’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Griffin continues to perform as Servicer hereunder, Seller will pay over to Griffin on the 20th calendar day of each month, in arrears for the preceding Calculation Period (as defined in the Receivables Sale Agreement), a fee (the “Servicing Fee”) equal to 1.00% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.
ARTICLE IX.
AMORTIZATION EVENTS
Section 9.1    Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:
(a)    (i) Any Seller Party shall fail (A) to make any payment or deposit required hereunder when due and, for any such payment or deposit which is not in respect of Capital, which failure continues for two (2) consecutive days after such Seller Party has received notice, or has actual knowledge, of such failure or through the exercise of reasonable business diligence, should have known of such failure, or (B) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and Section 9.1(d)) and such failure shall continue for five (5) consecutive Business Days after such Seller Party has received notice, or has actual knowledge, of such failure or through the exercise of reasonable business diligence, should have known of such failure; or (ii) Cardinal shall fail to make any payment in respect of the Demand Loans, whether upon demand or otherwise and such failure continues for two (2) consecutive days after any Seller Party has received notice, or has actual knowledge, of such failure or through the exercise of reasonable business diligence, should have known of such failure.
(b)    Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made.
(c)    (i)    Failure of Seller to pay any Indebtedness when due; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any Indebtedness of Seller was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(ii)    Failure of Servicer to pay Indebtedness when due in excess of $250,000 (such Indebtedness being referred to hereinafter as “Material Indebtedness”); or the default by Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness of Servicer was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(iii)    Failure of Performance Guarantor or any Originator to pay any Indebtedness of Performance Guarantor or such Originator, as applicable, in an amount in excess of $100,000,000 (such Indebtedness being referred to hereinafter as “Substantial Indebtedness”); or the default by Performance Guarantor or any Originator in the performance of any term, provision or condition contained in any agreement under which any Substantial Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Substantial Indebtedness to cause, such Substantial Indebtedness to become due prior to its stated maturity; or any Substantial Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(d)    (i) Any Seller Party, Performance Guarantor or any of their respective Subsidiaries shall generally not pay its debts as such debts become due; or (ii) any Seller Party, Performance Guarantor or any of their respective Subsidiaries shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (iii) any proceeding shall be instituted against Seller or by any Seller Party, Performance Guarantor or any of their respective Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (iv) any Seller Party, Performance Guarantor or any of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth in clause (i), (ii) or (iii) above in this subsection (d); or (v) any proceeding of the type described in clause (iii) of this subsection (d) shall be instituted against Servicer or Performance Guarantor and shall not be withdrawn, vacated or dismissed within 60 days after the commencement thereof.
(e)    Seller shall fail to comply with the terms of Section 2.6.
(f)    As at the end of any calendar month occurring after the date hereof, the Delinquency Ratio shall exceed 4.5%.
(g)    As at the end of any calendar month:
(i)    (x) the Collections-to-Sales Ratio for such calendar month shall be less than 75% or (y) the Collections-to-Sales Ratios for each of such calendar month and the immediately preceding calendar month shall be less than 80%; or
(ii)    the three-month rolling average Dilution-to-Sales Ratio shall exceed 5.25%.
(h)    (i) A Change of Control shall occur with respect to any Seller Party; or (ii) a Change of Control shall occur with respect to Performance Guarantor and shall result in a Material Adverse Effect.

(i)    (i) One or more final judgments for the payment of money shall be entered against Seller; or (ii) one or more final judgments for the payment of money shall be entered against Servicer in excess of $250,000 on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution; or (iii) one or more final judgments for the payment of money shall be entered against Performance Guarantor or any Originator in excess of $25,000,000 on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.
(j)    The Termination Date (as defined in the Receivables Sale Agreement) shall occur under the Receivables Sale Agreement; or Griffin shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.
(k)    This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.
(l)    Any Griffin RPA shall terminate in accordance with its terms or otherwise; or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables (as defined in the applicable Griffin RPA) to Griffin under the applicable Griffin RPA.
(m)    Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Guaranty, or the Performance Guaranty shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.
(n)    Any Letter of Credit is drawn upon and is not fully reimbursed (including, pursuant to an LC Reimbursement Purchase) by the Seller for any reason (including, because of any limitation on recourse to the Seller pursuant to Section 1.8(a)) within two (2) Business Days following the applicable LC Reimbursement Date.
Section 9.2    Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the federal bankruptcy code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, (v) notify Obligors of the Purchasers’ interest in the Receivables and (vi) make demand on Cardinal for payment of the Demand Loans. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent, the Managing Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.
ARTICLE X.
INDEMNIFICATION
Section 10.1    Indemnities by the Seller Parties. Without limiting any other rights that the Agent, any Managing Agent, any Purchaser, any Funding Source or any of their respective Affiliates may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent, each Managing Agent, each Funding Source, each Purchaser and their respective Affiliates, assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement, or the use of the proceeds of any purchase hereunder, or the acquisition, funding or ownership either directly or indirectly, by a Purchaser or a Funding Source of a Purchaser Interest or of an interest in the Receivables, or any Receivable or any Contract or any Related Security, the issuance of or any drawing under any Letter of Credit, participating such Letter of Credit (or a portion thereof) to another Financial Institution hereunder, acquiring a participation in or funding an LC Participation Advance in respect of a Letter of Credit hereunder, the maintenance of any LC Collateral Account, or any action of any Seller Party or any Affiliate of any Seller Party, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):
(i)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(ii)    Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(iii)    Excluded Taxes and Taxes;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of any Indemnified Party to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller will indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:
(i)    any representation or warranty made by any Seller Party or any Cardinal Entity (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, that shall have been false or incorrect when made or deemed made;
(ii)    the failure by any Seller Party or any Cardinal Entity to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Seller or any Cardinal Entity to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)    any failure of any Seller Party or any Cardinal Entity to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, (A) a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms and/or (B) a claim that the sale or other assignment of all or any part of the applicable Originator’s (or any of its assignees’) rights under the related Contract violates any anti-assignment clause contained therein), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or Reinvestment (including any Letter of Credit), the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Cardinal Entity in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Amortization Event described in Section 9.1(d);
(x)    either:
(A)    any failure of the Originators to acquire and maintain legal and equitable title to, and ownership of any Receivable originated by an Approved Sub-Originator and the Related Security and Collections with respect thereto from the applicable Approved Sub-Originator, free and clear of any Adverse Claim (other than any Adverse Claim created or permitted hereunder); or any failure of the Originators to give reasonably equivalent value to any Approved Sub-Originator under any Sub-Originator Sale Agreement in consideration of the transfer by such Approved Sub-Originator of any Receivable originated by such Approved Sub-Originator, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action; or
(B)    any failure of Griffin to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other than any Adverse Claim created or permitted hereunder); or any failure of Griffin to give reasonably equivalent value to any Originator under any Griffin RPA in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xi)    any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Griffin, free and clear of any Adverse Claim (other than any Adverse Claim created or permitted hereunder); or any failure of Seller to give reasonably equivalent value to Griffin under the Receivables Sale Agreement in consideration of the transfer by Griffin of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xii)    any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);
(xiii)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;
(xiv)    any action or omission by any Seller Party or any Cardinal Entity which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;
(xv)    any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and
(xvi)    any inability of the Agent or any Purchaser to review any Contract or to exercise its rights under any Contract or this Agreement as a result of a confidentiality provision in any such Contract.
Section 10.2    Increased Cost and Reduced Return; Accounting Based Consolidation Events.
(a)    If any Regulatory Change occurring or implemented after November 6, 2012 or any Specified Regulation:
(i)    shall subject an Affected Party to any Taxes (other than (i) Taxes indemnified under Section 10.4, (ii) Taxes attributable to such Affected Party’s failure to comply with Section 10.4(d), and (iii) Excluded Taxes) with respect to any Purchaser Interest owned, maintained or funded by it (or its participation in any of the foregoing), any Letter of Credit or participation therein (or any obligation to fund any drawing thereunder or to make LC Participation Advances in respect thereof) or any obligations or right to make purchases or Reinvestments, to issue or participate in any Letter of Credit or to provide funding or maintenance therefor (or its participation in any of the foregoing), or shall change the basis of taxation of payments to the Affected Party of Purchasers’ Capital or Yield, per annum fees or discount calculated as part of any CP Costs, per annum fees hereunder and per annum fees under any Fee Letter owned by, owed to, funded or maintained in whole or in part by it (or its participation in any of the foregoing) or any other amounts due under this Agreement in respect of the Purchased Interest owned, maintained or funded by it or its obligations or rights, if any, to issue or participate in any Letter of Credit, to make or participate in purchases or Reinvestments or to provide funding therefor or the maintenance thereof;
(ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board or other Governmental Authority to be an affiliate) of any Affected Party, or credit extended by any Affected Party;
(iii)    shall impose any other condition affecting any Purchaser Interest owned, maintained or funded (or participated in) in whole or in part by any Affected Party, or its obligations or rights, if any, to make (or participate in) purchases or Reinvestments, to issue or participate in any Letter of Credit, or to provide (or to participate in) funding therefor or the maintenance thereof;
(iv)    shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) or similar Person assesses deposit insurance premiums or similar charges; or
(v)    shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party;
and the result of any of the foregoing is or would be, in each case, as determined by the applicable LC Bank or Managing Agent:
(A)    to increase the cost to (or impose a cost on) (1) an Affected Party funding or making, issuing or maintaining any purchases or Reinvestments, any Letter of Credit or participation therein, any purchases, reinvestments, or loans or other extensions of credit under any Liquidity Agreement, any Enhancement Agreement or any commitment (hereunder or under any Liquidity Agreement or any Enhancement Agreement) of such Affected Party with respect to any of the foregoing, or (2) a Financial Institution or a LC Bank for continuing its or Seller’s relationship with any Purchaser,
(B)    to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, any Liquidity Agreement or any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement) with respect thereto, or
(C)    to reduce the rate of return on the capital of such Affected Party as a consequence of its obligations hereunder, under any Liquidity Agreement or under any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement), including its funding or maintenance of any portion of the Purchaser Interest, or arising in connection herewith (or therewith) to a level below that which such Affected Party could otherwise have achieved hereunder or thereunder, then upon demand by such Managing Agent or LC Bank, Seller shall pay to such Managing Agent or LC Bank, for benefit of the relevant Affected Party, such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction; provided, however, that such fee, expense, increased cost or reduction is applicable generally to the class of institutions of which such Affected Party is a member; provided, further, however that no failure to make such demand shall adversely affect the rights of any such Affected Party to such compensation except as provided in the next sentence. Notwithstanding the foregoing, Seller shall not be required to compensate an Affected Party for any such additional or increased cost or reduction suffered more than nine months prior to the date that such Affected Party (or its Managing Agent on its behalf) notifies the Seller of such Affected Party’s intention to claim compensation therefor (except that if a Regulatory Change or a Specified Regulation giving rise to such additional or increased cost or reduction is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
(b)    In determining any amount provided for or referred to in this Section 10.2, no Managing Agent may claim or receive, on behalf of the Affected Parties in, or related to, its Purchaser Group, reimbursement or compensation for amounts under this Section 10.2 that would result in (i) the total compensation (inclusive of Yield and fees and after giving effect to the payment of such amounts under this Section 10.2 and imposition of the related additional or increased costs or reduction in the rate of return on Capital) received, in the aggregate, by all such Affected Parties, exceeding (ii) the total compensation (inclusive of Yield and fees) that would have been payable to all such Affected Parties immediately prior to such Regulatory Change or Specified Regulation, as the case may be. Subject to the nine-month limitation set forth in the last sentence of Section 10.2(a), amounts payable by Seller under this Section 10.2(b) may be demanded at any time without regard to the timing of issuance of any financial statement by any Affected Party.
Section 10.3    Other Costs and Expenses. Subject to any written agreement between the Agent or a Purchaser, on the one hand, and Seller, on the other hand, to the contrary, Seller will pay to the Agent, each Managing Agent and each Purchaser on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of any Purchaser’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for each Purchaser, each Managing Agent and the Agent (which such counsel may be employees of any Purchaser, any Managing Agent or the Agent) with respect thereto and with respect to advising any Purchaser, any Managing Agent and the Agent as to their respective rights and remedies under this Agreement. Seller will pay to the Agent, each Managing Agent and each Purchaser on demand any and all costs and expenses of the Agent, the Managing Agents and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement, the other Transaction Documents and any other documents delivered hereunder and in connection with (i) any amendment, modification, or waiver of this Agreement, any other Transaction Document or any Funding Agreement or (ii) the restructuring, workout or administration of this Agreement and the other Transaction Documents following an Amortization Event; provided, that the Agent, each Managing Agent and each Purchaser agree that, with respect to counsel fees and expenses incurred in connection with clause (i) of this Section 10.3, unless an Amortization Event has occurred and is continuing, all of such entities will be represented by a single law firm.
Section 10.4    Taxes.
(a)    All payments by or on account of the Seller or the Servicer hereunder or under any Transaction Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable Law. If any Law shall require the deduction or withholding of any Taxes from or in respect of any sum payable hereunder or under any Transaction Document, (i) except to the extent such Taxes are attributable to the applicable Affected Party’s failure to comply with Section 10.4(d), the sum payable by the Seller or the Servicer, as the case may be, shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.4) the applicable Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions, (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant authority in accordance with applicable Law and (iv) the Seller or the Servicer, as the case may be, shall furnish to the Agent the original or a certified copy of a receipt or other documentation reasonably acceptable to the Agent evidencing payment thereof within thirty (30) days after such payment is made.
(b)    In addition, the Seller hereby agrees to pay any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes, charges or similar levies which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt under, or otherwise with respect to, this Agreement or any Transaction Document (“Other Taxes”).
(c)    The Seller hereby agrees to indemnify each Affected Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 10.4) withheld or deducted on payments to, or paid by, such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Notwithstanding the preceding sentence, Seller shall not be obligated to indemnify any Affected Party for any Taxes or any liability arising therefrom or with respect thereto to the extent such Taxes or liabilities are attributable to such Affected Party’s failure to comply with Section 10.4(d). Payments due under this indemnification shall be made within 30 days of the date the applicable Affected Party makes demand therefor pursuant to clause (f) of this Section 10.4.
(d)    Any Affected Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any Transaction Document pursuant to the Law of any relevant jurisdiction shall deliver to each of Seller, the Servicer and the Agent, at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.4(d)(i), (ii) and (iii)) shall not be required if in the Affected Party’s reasonable judgment such completion, execution or submission would subject such Affected Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Party. Without limiting the generality of the foregoing:
(i)    Each Affected Party this is a “United States person” as defined in Section 7701(a)(30) of the Code (each a “U.S. Affected Party”), on or prior to November 6, 2012 (or, in the case of any such U.S. Affected Party that is not a party hereto on such date, on or prior to the date on which such U.S. Affected Party first becomes entitled to any payment under this Agreement or any Transaction Document), shall deliver to each of Seller, the Servicer and the Agent, a duly completed and executed copy of U.S. Internal Revenue Service Form W-9 certifying that such U.S. Affected Party is exempt from U.S. federal backup withholding Tax.

(ii)    Each Affected Party that is not a “United States person” as defined in Section 7701(a)(30) of the Code (each a “Non-U.S. Affected Party), on or prior to November 6, 2012 (or, in the case of any such Non-U.S. Affected Party that is not a party hereto on such date, on or prior to the date on which such Non-U.S. Affected Party first becomes entitled to any payment under this Agreement or any Transaction Document), shall deliver to Seller, the Servicer and the Agent (A) a duly completed and executed copy of U.S. Internal Revenue Service Form W-8BEN certifying that such Affected Party is entitled to receive payments under this Agreement from the Seller, the Servicer and the Agent without deduction or withholding of any U.S. federal withholding Taxes; (B) a duly completed and executed copy of U.S. Internal Revenue Service Form W-8ECI certifying that such Affected Party is entitled to receive payments under this Agreement from the Seller, the Servicer and the Agent without deduction or withholding of any U.S. federal withholding Taxes; or (C) if such Non-U.S. Affected Party is not the beneficial owner, a duly completed and executed copy of U.S. Internal Revenue Service Form W-8IMY, accompanied by duly completed and executed copies of U.S. Internal Revenue Service Forms W-8ECI, W-8BEN, W-9 and/or other certification documents from the beneficial owners, as applicable. Each Non-U.S. Affected Party, on or prior to November 6, 2012 (or, in the case of any such Non-U.S. Affected Party that is not a party hereto on such date, on or prior to the date on which such Non-U.S. Affected Party first becomes entitled to any payment under this Agreement or any Transaction Document), shall deliver to Seller, the Servicer and the Agent a duly completed and executed copy of any other form or documentation prescribed by applicable Law as a basis for claiming exemption from U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable Law to permit Seller, the Servicer and the Agent to determine the withholding or deduction required to be made.
(iii)    If a payment made to an Affected Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to the Seller and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Agent as may be necessary for the Seller and the Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Affected Party shall promptly deliver to each of Seller, the Servicer and the Agent updates, renewals or additional copies, duly completed and executed, of any form or other documentation (or any successor thereto) contemplated by this Section 10.4(d) (A) from time to time as reasonably requested by Seller, the Servicer or the Agent, and (B) on or before the date that such form or other documentation expires or becomes obsolete or inaccurate.

(e)    Without limiting Section 11.6, each Financial Institution, LC Bank and Managing Agent shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Financial Institution or LC Bank (or to any member of its Purchaser Group or any related Affected Party) (but only to the extent that neither the Seller nor the Servicer has already indemnified the Agent for such Taxes pursuant to this Section 10.4 and without limiting the obligation of the Seller or the Servicer to do so), and (ii) any Excluded Taxes attributable to such Financial Institution, LC Bank or Managing Agent (or to any member of its Purchaser Group or any related Affected Party), in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Financial Institution, LC Bank or Managing Agent by the Agent shall be conclusive absent manifest error. Each Purchaser and Managing Agent hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Purchaser or Managing Agent under any Transaction Document or otherwise payable by the Agent to such Purchaser or Managing Agent from any other source against any amount due to the Agent under this clause (e).
(f)    Each Managing Agent shall deliver a written statement to Seller, the Servicer and the Agent as to the amount due, if any, to the Purchasers in its Purchaser Group and any related Affected Parties under this Section 10.4. Such written statement shall set forth in reasonable detail the calculations upon which such Managing Agent determined such amount and shall be final, conclusive and binding on Seller, the Servicer and the Agent in the absence of manifest error. Unless otherwise provided herein, the amount specified in such written statement shall be payable on demand after receipt by the Seller of such written statement.
(g)    If any party determines, in its sole discretion (exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.4 (including by the payment of additional amounts pursuant to this Section 10.4), it shall pay to such indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 10.4 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to it pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any other party or Person. Notwithstanding anything herein to the contrary, in no event will any indemnified party be required to pay any amount pursuant to this clause (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than the indemnified party would have been if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)    Each party’s obligations under this Section 10.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, an Affected Party, subject to the provisions of Section 11.8 and Section 12.1, respectively, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
ARTICLE XI.
THE AGENT
Section 11.1    Authorization and Action. Each Purchaser hereby designates and appoints BTMUNY to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to file each of the Uniform Commercial Code financing or continuation statements (and amendments thereto and assignments or terminations thereof) on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).
Section 11.2    Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 11.3    Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller

Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.
Section 11.4    Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.
Section 11.5    Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.
Section 11.6    Reimbursement and Indemnification. Each Financial Institution and each Managing Agent agrees to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably based on the ratio of each such indemnifying Financial Institution’s commitment to the aggregate Commitment (or, in the case of an indemnifying Managing Agent, ratably based on the Commitment(s) of each Financial Institution in such Managing Agent’s Purchaser Group to the aggregate Commitment), to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) except with respect to any expenses arising out of the willful misconduct or gross negligence of the Agent (to the extent a final judgment of a court of competent jurisdiction holds that the Agent was grossly negligent or engaged in willful misconduct), for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.
Section 11.7    Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Financial Institution,” “Purchaser,” “Related Financial Institution,” “Financial Institutions,” “Purchasers,” and “Related Financial Institutions” shall include the Agent in its individual capacity.
Section 11.8    Successor Agent. The Agent may, upon five days’ notice to Seller and the Purchasers and with the consent of Seller (such consent not to be unreasonably withheld), and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) and with the consent of Seller (such consent not to be unreasonably withheld), resign as Agent. If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers and the Managing Agents a successor agent. If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five-day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.
ARTICLE XII.
ASSIGNMENTS; PARTICIPATIONS
Section 12.1    Assignments. (a) Seller, the Agent, each Managing Agent, each LC Bank and each Financial Institution hereby agree and consent to the complete or partial assignment by any Conduit of all or any portion of its rights under, interest in, title to and/or obligations under this Agreement (or interests therein) to the Financial Institutions pursuant to any Funding Agreement or to any other Person, and upon such assignment, such Conduit shall be released from its obligations so assigned. Further, Seller and each Financial Institution hereby agree that any assignee of any Conduit of this Agreement or of all or any of the Purchaser Interests of any Conduit shall have all of the rights and benefits under this Agreement as if the term “Conduit” explicitly referred to and included such party (provided that (i) the Purchaser Interests of any such assignee that is a Conduit or a commercial paper conduit shall accrue CP Costs based on such assignee’s CP Rate, and (ii) the Purchaser Interests of any other such assignee shall accrue Yield pursuant to Section 4.1), and no such assignment shall in any way impair the rights and benefits of any Conduit hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.
(b)    Any Financial Institution may at any time and from time to time, upon notice to the Agent and Seller, assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s, and (ii) be approved by the Agent, each LC Bank and the Seller (such approval not to be unreasonably withheld or delayed); provided, however, that no such approval of the Seller shall be required (but, for the avoidance of doubt, such approval of the Agent and the LC Banks shall be required in any event) (A) in the event that Seller does not approve of the proposed Purchasing Financial Institution and Seller, the Agent, such Conduit and the selling Financial Institution fail to agree on an alternative funding entity within 15 days after the selling Financial Institution gives notice pursuant to this Section 12.1(b) of the proposed assignment or (B) if an Amortization Event or a Potential Amortization Event shall have occurred and is continuing. Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder (including, without limitation, the applicable obligations of a Related Financial Institution) to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers, the Managing Agents or the Agent shall be required.
(c)    In the event that any Financial Institution shall cease to have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s (an “Affected Financial Institution”), such Affected Financial Institution and its related Conduit shall be obligated, upon ten (10) Business Days prior written request of the Seller, to sell and assign all of their respective rights and obligations under the Transaction Documents (including their Capital) (i) to any other Financial Institution selected by the Seller that is (x) a party to this Agreement, (y) not an Affected Financial Institution and (z) willing, in such Financial Institution’s sole discretion, to purchase and assume such rights and obligations (it being understood and agreed that no Financial Institution shall have any obligation to purchase or assume any such rights or obligations of any other Financial Institution or Conduit), or (ii) if no other Financial Institution then meets the criteria specified in clause (i) above or no Financial Institution agrees to purchase the Affected Financial Institution’s rights and obligations under the Transaction Documents, to any other commercial bank selected by the Seller and acceptable to the Agent and each LC Bank (such acceptance not to be unreasonably withheld) with short-term debt ratings of A-1 or better by S&P and P-1 by Moody’s, which commercial bank is willing to purchase and assume such rights and obligations; provided that the Affected Financial Institution, its related Conduit, their Managing Agent and any other related Affected Parties receive payment in full, pursuant to an Assignment Agreement, of all amounts then owing to them under the Transaction Documents (including, without limitation, all their outstanding Capital, accrued Yield, any fees accrued under the Fee Letter); and provided, further, that any such sale and assignment shall be made pursuant to an Assignment Agreement in form and substance reasonably satisfactory to the Agent, each LC Bank and the Seller; and provided, further, that if the Affected Financial Institution or any Affiliate thereof is the Agent, another Person shall have been appointed as a successor Agent in accordance with Section 11.8.
(d)    Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank located in the United States of America, without notice to or consent of the Seller, the Agent, any LC Bank or any Managing Agent; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.
(e)    The Agent, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices in New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments of, and amount of Capital owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, the Servicer, the Agent and each Affected Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Seller, the Servicer and any Affected Party at any reasonable time and from time to time upon reasonable prior notice.
Section 12.2    Participations. Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions in such Financial Institution’s Purchaser Group or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, each Purchaser, each Managing Agent and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i). Each Financial Institution that sells a participating interest shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each Participant and the amount of each Participant’s participating interest in the Purchaser Interests or other obligations under this Agreement (the “Participant Register”); provided that no Financial Institution shall have any obligation to disclose all or any portion of the Participant Register to Seller, the Servicer, the Agent or any other Person (including the identity of any Participant or any information relating to a Participant’s participating interest in the Purchaser Interests or other obligations) except to the extent such disclosure is necessary to establish that such Purchaser Interests or other obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury

Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Financial Institution shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining the Participant Register.
ARTICLE XIII.
MANAGING AGENTS
Section 13.1    Managing Agents. Each Purchaser Group shall designate a “Managing Agent” hereunder, which Managing Agent shall become a party to this Agreement. Unless otherwise notified in writing to the contrary by the applicable Purchaser, the Agent and the Seller Parties shall provide all notices and payments specified to be made by the Agent or any Seller Party to a Purchaser hereunder to such Purchaser’s Managing Agent, if any, for the benefit of such Purchaser, instead of to such Purchaser. Each Managing Agent may perform any of the obligations of, or exercise any of the rights of, any member of its Purchaser Group and such performance or exercise shall constitute performance of the obligations of, or exercise of the rights of, such member hereunder. Each member of the BTMU Conduit’s Purchaser Group hereby designates BTMUNY, and BTMUNY hereby agrees to perform the duties and obligations of, such Purchaser Group’s Managing Agent.
ARTICLE XIV.
MISCELLANEOUS
Section 14.1    Waivers and Amendments. (a) No failure or delay on the part of any party to this Agreement in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b)    No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). No amendment or waiver of any provision of this Agreement shall be effective unless in a writing signed by the Agent, the Required Financial Institutions, all LC Banks and, in the case of an amendment, the Seller and the Servicer; provided, however, that with respect to any material modification or waiver and to the extent required pursuant to the documents governing each Conduit’s commercial paper program, the Rating Agencies then rating the Commercial Paper notes of the applicable Conduit shall have confirmed that the ratings of the Commercial Paper notes of such Conduit will not be downgraded or withdrawn as a result of such modification or waiver; and provided, further, that no such modification or waiver shall:
(i)    without the consent of each affected Purchaser, (A) extend the Scheduled Facility Termination Date (except as provided in Section 4.6) or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share, any Conduit’s Pro Rata Share, any Financial Institution’s Commitment or any Conduit’s Conduit Purchase Limit (other than, to the extent applicable, pursuant to Section 4.6), (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 14.1(b) or Section 4.6 or Section 14.6, (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Capital,” “Purchaser Interest,” “Net Receivables Balance,” “Eligible Receivable,” “Loss Reserve,” “Dilution Reserve,” “Carrying Cost Reserve,” “Aggregate Reserves,” “Dynamic Reserve” or “Reserve Floor,” (H) release or terminate the Performance Guaranty or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or
(ii)    without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.
Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, the Agent may, with the prior written consent of Seller and each LC Bank, amend this Agreement solely to add additional Persons with short-term debt ratings of A-1 or better by S&P and P-1 by Moody’s as Financial Institutions hereunder and (ii) the Agent, all LC Banks and the Required Financial Institutions may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller; and provided, further, that in the case of material amendments and to the extent required pursuant to the documents governing each Conduit’s commercial paper program, the Rating Agencies then rating the Commercial Paper notes of the applicable Conduit shall have confirmed that the ratings of the Commercial Paper notes of such Conduit will not be downgraded or withdrawn as a result of such amendments. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers, the Managing Agents and the Agent.
Section 14.2    Notices. Except as provided in this Section 14.2 and in Section 1.8, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic mail communication) and shall be given to the other parties hereto by facsimile, electronic mail or by overnight mail at their respective mailing or electronic mail addresses or facsimile numbers set forth on Schedule C or at such other mailing or electronic mail address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means. Seller hereby authorizes (i) the Agent and the Purchasers to effect purchases and (ii) the Agent or applicable Managing Agent to effect Tranche Period and Discount Rate selections, in each case, based on telephonic notices made by any Person whom the Agent or applicable Managing Agent in good faith believes to be acting on behalf of

Seller. Seller agrees to deliver promptly to the Agent and each applicable Managing Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent or applicable Purchaser, the records of the Agent or applicable Managing Agent shall govern absent manifest error.
Section 14.3    Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 14.4    Protection of Ownership Interests of the Purchasers. (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. Without limiting the foregoing, Seller will, upon the request of the Agent, file (or authorize the Agent to file) such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Purchaser Interest. At any time after the occurrence of a Collection Notice Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee; it being understood that the Agent shall only exercise such right after the occurrence of a Collection Notice Event notwithstanding that the terms of the Receivables Sale Agreement provide that Seller (or its assign) may notify Obligors at any time. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.
(b)    If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to authorize on behalf of such Seller Party as debtor and to file financing statements or continuation statements (and amendments thereto and assignments thereof) necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable. The authorization set forth in the second sentence of this Section 14.4(b) is intended to meet all requirements for authorization by a debtor under Article 9 of any applicable enactment of the UCC, including, without limitation, Section 9-509 thereof.
Section 14.5    Confidentiality. (a) Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and each Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.
(b)    Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, any Managing Agent, any LC Bank, any Financial Institution, any Funding Source or any Conduit by each other, (ii) by the Agent, any Managing Agent, any Funding Source or the Purchasers to any prospective or actual assignee or participant of any of them, provided, that such assignee or participant agrees to be bound by the terms of this Section 14.5 and (iii) by the Agent, any Managing Agent, any Funding Source or any Purchaser to any rating agency, Funding Source, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which the Agent or any Managing Agent acts as the administrative agent and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Purchasers, any Funding Source, the Managing Agents and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), and, without limiting the generality of the foregoing, may disclose any such nonpublic information to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the Securities Exchange Act of 1934, as amended.
Section 14.6    Bankruptcy Petition. Seller, the Servicer, each Managing Agent, the Agent and each Purchaser hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit or any Funding Source that is a special purpose bankruptcy remote entity, it will not institute against, or join any other Person in instituting against, any Conduit or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 14.7    Limitation of Liability. (a) Except with respect to any claim arising out of the willful misconduct or gross negligence of any Conduit, any LC Bank, the Agent, any Managing Agent or any Financial Institution, no claim may be made by any Seller Party or any other Person against any Conduit, any LC Bank, the Agent, any Managing Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(b)    Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit shall, nor shall it be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper when due and (ii) after giving effect to such payment, either (x) such Conduit could issue Commercial Paper to refinance all of its outstanding Commercial Paper (assuming such outstanding Commercial Paper matured at such time) in accordance with the program documents governing such Conduit’s securitization program or (y) all of such Conduit’s Commercial Paper is paid in full. Any amount which such Conduit does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Federal Bankruptcy Code) against or corporate obligation of such Conduit for any such insufficiency unless and until such Conduit satisfies the provisions of clauses (i) and (ii) above. This paragraph (b) shall survive the termination of this Agreement.
Section 14.8    CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
Section 14.9    CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY MANAGING AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT, ANY MANAGING AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT, ANY MANAGING AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 14.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 14.11    Integration; Binding Effect; Survival of Terms.
(a)    This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5, 14.6, 14.7 and 14.16 all be continuing and shall survive any termination of this Agreement.
Section 14.12    Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
Section 14.13    Agent Roles. In addition to its role as Agent pursuant to Article XI, each of the Purchasers and Managing Agents acknowledges that the Person acting as Agent (or any Affiliate thereof) acts, or may in the future act, (i) as a Financial Institution, an LC Bank or a Managing Agent party hereto, (ii) as administrative agent (or in a similar capacity) for a Conduit, Financial Institution, LC Bank or Managing Agent from time to time party hereto or for any other Person, (iii) as issuing and paying agent for certain Commercial Paper, (iv) to provide credit or liquidity enhancement for the timely payment for certain Commercial Paper and (v) to provide other services from time to time for a Conduit, Financial Institution, LC Bank or Managing Agent from time to time party hereto or for any other Person (collectively, the “Agent Roles”). Without limiting the generality of this Section 14.13, each Purchaser and each Managing Agent hereby acknowledges and consents to any and all Agent Roles and agrees that in connection with any Agent Role, the

Person acting as Agent may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for a Conduit party hereto.
Section 14.14    Characterization. (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest by Seller hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser, each Managing Agent and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser, the Agent, any Managing Agent or any assignee of any of the foregoing of any obligation of Seller or any Cardinal Entity or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Cardinal Entity.
(b)    In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, all Collections, each Lock-Box, each Collection Account, the LC Collateral Account and all funds from time to time held therein, all Related Security, all other rights and payments relating to such Receivables and all proceeds of any thereof (the forgoing, collectively, the “Collateral”) prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. After an Amortization Event, the Agent, the Managing Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.
Section 14.15    Confirmation and Ratification of Terms.
(a)    Upon the effectiveness of this Agreement, each reference to the Existing Agreement in any other Transaction Document, and any document, instrument or agreement executed and/or delivered in connection with the Existing Agreement or any other Transaction Document, shall mean and be a reference to this Agreement.
(b)    The other Transaction Documents and all agreements, instruments and documents executed or delivered in connection with the Existing Agreement or any other Transaction Document shall each be deemed to be amended to the extent necessary, if any, to give effect to the provisions of this Agreement, as the same may be amended, modified, supplemented or restated from time to time.
(c)    The effect of this Agreement is to amend and restate the Existing Agreement in its entirety, and to the extent that any rights, benefits or provisions in favor of the Agent or any Purchaser existed in the Existing Agreement and continue to exist in this Agreement without any written waiver of any such rights, benefits or provisions prior to the date hereof, then such rights, benefits or provisions are acknowledged to be and to continue to be effective from and after June 29, 2000. This Agreement is not a novation.
(d)    The parties hereto agree and acknowledge that any and all rights, remedies and payment provisions under the Existing Agreement, including, without limitation, any and all rights, remedies and payment provisions with respect to (i) any representation and warranty made or deemed to be made pursuant to the Existing Agreement, or (ii) any indemnification provision, shall continue and survive the execution and delivery of this Agreement.
(e)    The parties hereto agree and acknowledge that any and all amounts owing as or for Capital, Yield, CP Costs, fees, expenses or otherwise under or pursuant to the Existing Agreement, immediately prior to the effectiveness of this Agreement shall be owing as or for Capital, Yield, CP Costs, fees, expenses or otherwise, respectively, under or pursuant to this Agreement.
Section 14.16    Excess Funds. Each of Seller, the Servicer, each Purchaser, each Managing Agent and the Agent agrees that each Conduit shall be liable for any claims that such party may have against such Conduit only to the extent that such Conduit has funds in excess of those funds necessary to pay matured and maturing Commercial Paper and to the extent such excess funds are insufficient to satisfy the obligations of such Conduit hereunder, such Conduit shall have no liability with respect to any amount of such obligations remaining unpaid and such unpaid amount shall not constitute a claim against such Conduit. Any and all claims against any Conduit shall be subordinate to the claims against such Conduit of the holders of Commercial Paper and any Person providing liquidity support to such Conduit.
Section 14.17    Patriot Act. Each of the Agent and the Purchasers hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Agent and the Purchasers may be required to obtain, verify and record information that identifies the Seller Parties, which information includes the name, address, tax identification number and other information regarding the Seller Parties that will allow the Agent and the Purchasers to identify the Seller Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller Parties agrees to provide the Agent and the Purchasers, from time to time prior to and after the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
Section 14.18    Subject Conversions.
(a)    Subject Conversions. The Seller hereby delivers notice that, on January 1, 2014 (the effective date of the Subject Conversions (as defined below), the “Conversion Date”), (i) Cardinal Health 108, Inc. (“CH 108”) will convert from a Tennessee corporation to a Delaware limited liability company, and in connection therewith, CH 108 will amend its name from “Cardinal Health 108, Inc.” to “Cardinal Health 108, LLC” and (ii) Cardinal Health 110, Inc. (“CH 110”; together with CH 108, each, a “Converting Entity” and collectively, the “Converting Entities”) will convert from a Delaware corporation to a Delaware limited liability company, and in connection therewith,

CH 110 will amend its name from “Cardinal Health 110, Inc.” to “Cardinal Health 110, LLC” (such transactions, collectively, the “Subject Conversions”).
(b)    Consent. Subject to terms and conditions set forth in this Agreement, including satisfaction of each of the Subject Conversion Conditions (as defined below) as of the Conversion Date, each of the parties hereto hereby: (i) agrees to and acknowledges such notice set forth in clause (a) above, (ii) consents to the performance of the Subject Conversions on the Conversion Date, (iii) waives any other notice requirement with respect to the Subject Conversions set forth in this Agreement or any other Transaction Document and (iv) confirms that from and after the Conversion Date, the newly organized Converting Entity shall be an Originator or Approved Sub-Originator, as applicable, for all purposes of this Agreement and each of the other Transaction Documents and all provisions in the Transaction Documents relating to such Converting Entities shall be deemed revised so as to reflect their new jurisdictions of formation or organization, status as limited liability companies and/or registered names (as the case may be).
(c)    Subject Conversion Conditions. For purposes of this Agreement, “Subject Conversion Conditions” means (i) receipt by the Agent on the Conversion Date of each of the agreements, documents, instruments, opinions and other items set forth on Schedule E, in each case, in form and substance satisfactory to the Agent and each of the Managing Agents, (ii) no Amortization Event or Potential Amortization Event has occurred and is continuing as of the Conversion Date and (iii) the Conversion Date is on January 1, 2014.
Section 14.19    Post-Closing Covenant. Each of the Seller and the Servicer hereby covenant and agree as follows:
(a)    No later than 30 days following the date hereof, the Seller and the Servicer shall cause each of the documents listed on Schedule F to be delivered to the Agent, in form and substance reasonably satisfactory to the Agent.
(b)    Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Seller and the Servicer to timely perform its obligations set forth in clause (a) above shall constitute an Amortization Event under this Agreement with no grace period.
(c)    Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document: (i) the Seller shall not request any LC Bank issue a Letter of Credit under this Agreement prior to the date that each of the documents listed on Schedule E have been delivered to the Agent, in form and substance reasonably satisfactory to the Agent and (ii) no LC Bank shall have any obligation to issue a Letter of Credit under this Agreement prior to the date that each of the documents listed on Schedule E have been delivered to the Agent, in form and substance reasonably satisfactory to the Agent.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CARDINAL HEALTH FUNDING, LLC,
as Seller

By: /s/ Matthew Blake
Name: Matthew Blake
Title: President

GRIFFIN CAPITAL, LLC,
as Servicer

By: /s/ Matthew Blake
Name: Matthew Blake
Title: President

WELLS FARGO BANK, N.A.,
as a Financial Institution

By: /s/ William Rutkowski
Name: William P. Rutkowski
Title: Vice President

WELLS FARGO BANK, N.A.,
as a Managing Agent for its own Purchaser group

By: /s/ William Rutkowski
Name: William P. Rutkowski
Title: Vice President

LIBERTY STREET FUNDING LLC,
as a Conduit

By: /s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

THE BANK OF NOVA SCOTIA,
as a Financial Institution

By: /s/ John Frazell
Name: JohnFrazell
Title: Director

THE BANK OF NOVA SCOTIA,
as Managing Agent for its and Liberty Street’s Purchaser Group

By: /s/ John Frazell
Name: JohnFrazell
Title: Director

PNC BANK, NATIONAL ASSOCIATION,
as a Financial Institution

By: /s/ Jason Rising
Name: Jason Rising
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as an LC Bank

By: /s/ Jason Rising
Name: Jason Rising
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Managing Agent for its own Purchaser Group

By: /s/ Jason Rising
Name: Jason Rising
Title: Senior Vice President

VICTORY RECEIVABLES CORPORATION,
as a Conduit

By: /s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as a Financial Institution

By: /s/ B. McNany
Name: B. McNany
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Managing Agent for its and Victory’s Purchaser Group

By: /s/ Luna Mills
Name: Luna Mills
Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Agent

By: /s/ Luna Mills
Name: Luna Mills
Title: Director

EXHIBIT I

DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) November 1, 2013 to (and including) November 30, 2013.
“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
“Adjusted Tangible Net Worth” means, as of any date, (i) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of deficit) the capital surplus and retained earnings of Cardinal and its consolidated Subsidiaries, but excluding the amount of any foreign currency translation adjustment account shown as a capital account, less (ii) the net book value of all items of the following character which are included in the assets of Cardinal and its consolidated Subsidiaries: (a) goodwill, including, without limitation, the excess of cost over book value of any asset, (b) organization or experimental expenses, (c) unamortized debt discount and expense, (d) patents, trademarks, trade names and copyrights, (e) treasury stock, (f) franchises, licenses and permits, and (g) other assets which are deemed intangible assets under generally accepted accounting principles.
“Affected Financial Institution” has the meaning specified in Section 12.1(c).
“Affected Party” means each Purchaser, each Managing Agent, the Agent and each Funding Source.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent” has the meaning set forth in the preamble to this Agreement.
“Aggregate Capital” means on any date of determination, the aggregate amount of Capital of all Purchasers and Purchaser Interests outstanding on such date.
“Aggregate Reduction” has the meaning specified in Section 1.3.
“Aggregate Reserves” means, on any date of determination, an amount equal to the sum of (i) the greater of (x) the Reserve Floor and (y) the Dynamic Reserve plus (ii) the Carrying Cost Reserve.

Exh. I-1

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid Aggregate Capital, the LC Adjusted Exposure, any LC Reimbursement Obligation and all unpaid Obligations (whether due or accrued) at such time.
“Agreement” means this Fourth Amended and Restated Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.
“Amortization Date” means the earliest to occur of (i) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d), (ii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, (iii) (A) the date on which the Seller repurchases all of the outstanding Purchaser Interests in accordance with the terms of Section 2.7 or (B) the date that is 30 Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement and (iv) the Scheduled Facility Termination Date.
“Amortization Event” has the meaning specified in Article IX.
“Applicable Margin” means (A) with respect to any Incremental Purchase funded or maintained by any Financial Institution other than WF or PNC, a per annum rate equal to 2.50% and (B) with respect to any Incremental Purchase funded or maintained by WF or PNC, a per annum rate equal to 0.00%; provided, however, that at any time when 50% or more of the Incremental Purchases (determined based on outstanding Capital and excluding any outstanding Capital funded or maintained by WF or PNC) are then being funded or maintained by Financial Institutions that are including the Applicable Margin specified in clause (A) above in their calculations of the LIBO Rate for such Incremental Purchases, the Applicable Margin with respect to such Incremental Purchase shall be 2.50% at such time.
“Approved Sub-Originator” means each of the following Persons and their successors:
(i)    Leader Drugstores, Inc., a Delaware corporation;
(ii)    Cardinal Health Pharmacy Services, LLC, a Delaware limited liability company;
(iii)    Medicine Shoppe International, Inc., a Delaware corporation;
(iv)    Cardinal Health 108, Inc., a Tennessee corporation;
(v)    Cardinal Health Systems, Inc, an Ohio corporation; and
(vi)    any other Person approved in writing by the Agent and the Required Financial Institutions as an “Approved Sub-Originator” from time to time.
“Assignment Agreement” has the meaning set forth in Section 12.1(b).

Exh. I-2

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of the date hereof, by and among the parties hereto and certain parties to the Existing Agreement.
“Audit” has the meaning set forth in Section 7.1(d).
“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.
“BNS” means The Bank of Nova Scotia, and its successors.
“BNS Conduit” means Liberty Street Funding LLC, and its successors.
“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned, transferred or funded pursuant to a Funding Agreement or otherwise transferred or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the applicable Managing Agent or the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received net of any costs of redeployment of funds during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.
“Brokerage Receivable” means all rights to payment now or hereafter owed to any Originator for goods sold or services performed through such Originator’s brokerage division, which receivable is designated with company code “20” on such Originator’s AR 2000 accounting system.
“BTMUNY” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and its successors.
“BTMU Conduit” means Victory Receivables Corporation and its successors.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to

Exh. I-3

any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.
“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent or any Managing Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason. For the avoidance of doubt, each Purchaser’s Capital shall include (x) any amount that such Purchaser (as a Financial Institution) pays to the LC Bank in respect of any LC Participation Advance and (y) any amount that such Purchaser (as an LC Bank) funds or pays with respect to any drawings under Letters of Credit, to the extent such LC Bank has not been reimbursed therefor by the Seller or by an LC Participation Advance.
“Cardinal” means Cardinal Health, Inc., an Ohio corporation.
“Cardinal Entity” means each of Cardinal, Griffin, each Originator and each Approved Sub-Originator.
“Carrying Cost Reserve” means, on any date of determination, an amount equal to the sum of (a) all accrued and unpaid CP Costs, Yield and fees and any other amounts payable by the Seller under the Fee Letters plus (b) the product of (i) the Carrying Cost Reserve Percentage multiplied by (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.
“Carrying Cost Reserve Percentage” means, on any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is the product of (i) 2.00 multiplied by (ii) the sum of (x) the Prime Rate then in effect plus (y) 5.00% multiplied by (iii) Days Sales Outstanding and (b) the denominator of which is 360.
“Cash Management Agreement” means that certain Third Amended and Restated Cash Management Agreement, dated as of June 20, 2007, by and among Cardinal, Griffin, Seller, each Originator and Cardinal Health 2, Inc., a Nevada corporation, formerly known as The Griffin Group, Inc., as administrator, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Performance Guarantor or (ii) Performance Guarantor shall cease to own or control, directly or indirectly, 100% of the outstanding shares of voting stock of Seller, Griffin or any Originator.
“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person,

Exh. I-4

is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible or (iv) which has been identified by Seller as uncollectible.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” has the meaning set forth in Section 14.14(b).
“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited, including, without limitation, any account established for the purposes of receiving Collections which are paid by automated clearing house (ACH) or wire transfer.
“Collection Account Agreement” means an agreement, in form and substance satisfactory to the Agent, among the applicable Originator or Griffin and Seller, the Agent and a Collection Bank, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Collection Account Disclosure Letter” means that certain letter between the Seller and the Agent dated June 15, 2012 identifying, among other things, the Collection Banks and the Collection Accounts.
“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.
“Collection Notice” means a notice under a Collection Account Agreement, in form and substance satisfactory to the Agent, from the Agent to a Collection Bank or any similar or analogous notice from the Agent to a Collection Bank.
“Collection Notice Event” means (a) the occurrence of any Potential Amortization Event under Section 9.1(d), (b) the occurrence with respect to Servicer or Performance Guarantor of any event of the type described in Section 9.1(d), but without regard to the 60 day grace period included in the last clause thereof, (c) the occurrence of any Amortization Event or (d) the occurrence of a Material Adverse Effect (as such term is defined herein, in the Receivables Sale Agreement or in any Griffin RPA).
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all principal payments, yield, Finance Charges or other related amounts accruing in respect thereof, all cash proceeds of Related Security with respect to such Receivable and all amounts received as payments in respect of the Demand Loans.
“Collections-to-Sales Ratio” means, as of the last day of any calendar month, the ratio (expressed as a percentage) of (i) the aggregate amount of Collections during such month, divided by (ii) the aggregate gross sales of the Originators during such month.

Exh. I-5

“Commercial Paper” means promissory notes of any Conduit issued by such Conduit in the commercial paper market.
“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from Seller in an amount not to exceed, (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 4.6 hereof) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.
“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments, minus (b) the sum of (i) the Aggregate Capital at such time, plus (ii) the LC Exposure at such time.
“Concentration Limit” shall have the meaning set forth for such term on Schedule D hereto.
“Conduit” has the meaning set forth in the preamble to this Agreement.
“Consent Notice” has the meaning set forth in Section 4.6(a).
“Consent Period” has the meaning set forth in Section 4.6(a).
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
“Contractual Dilution Reserve” means, as of any date of determination and with respect to the Receivables of any Obligor, the aggregate amount of any reserves or liabilities maintained on the Seller’s books and records in accordance with generally accepted accounting principles and the Credit and Collection Policy for, or in anticipation of, volume rebates, flat fee rebates, performance-to-plan rebates, cost-plus-zero program rebates or similar rebates affecting or to affect the Receivables of such Obligor as reported on (i) prior to the Amortization Date, the most recently delivered Monthly Report, Weekly Report or Daily Report, as the case may be, or (ii) at any time on or after the Amortization Date, as reported on the last Monthly Report, Weekly Report or Daily Report delivered prior to the Amortization Date.
“CP Costs” means for each day with respect to any Purchaser Interest (or any portion thereof) of any Conduit, an amount equal to the product of (i) the applicable CP Rate, times, (ii) the Capital

Exh. I-6

of such Purchaser Interest on such day, times (iii) 1/360; provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, Seller agrees that any amounts payable to such Conduit in respect of CP Costs for any period with respect to any Purchaser Interests (or portion thereof) funded by such Conduit by the issuance of Commercial Paper shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper issued to fund or maintain such Purchaser Interests (or portion thereof) that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest component of maturing Commercial Paper issued to fund or maintain such Purchaser Interests (or portion thereof), to the extent that such Conduit had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper (for purposes of the foregoing, the “interest component” of Commercial Paper equals the excess of the face amount thereof over the net proceeds received by such Conduit from the issuance of Commercial Paper, except that if such Commercial Paper is issued on an interest-bearing basis, its “interest component” will equal the amount of interest accruing on such Commercial Paper through maturity).
“CP Rate” means, for any period with respect to the Purchaser Interests (or portion thereof) of any Conduit then being funded by the issuance of Commercial Paper, the per annum rate equivalent to the weighted average cost (as determined such Conduit or its Managing Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit, other borrowings by such Conduit (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit or its Managing Agent to fund or maintain such Purchaser Interests (and which may be also allocated in part to the funding of other assets of such Conduit (determined in the case of Commercial Paper issued on a discount by converting the discount to an interest equivalent rate per annum).
“Credit and Collection Policy” means Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date of this Agreement and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.
“Daily Report” means a report, in form and substance acceptable to the Agent and each Managing Agent, appropriately completed and furnished by the Servicer to the Agent and each Managing Agent pursuant to Section 8.5.
“Days Sales Outstanding” means, on any date of determination, an amount (expressed in days) equal to the product of (a) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the last day of the most recently ended calendar month by (ii) the aggregate Outstanding Balance of all Receivables that were originated during such calendar month multiplied by (b) 30.
“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of defective or rejected goods or services, any discount or any negative

Exh. I-7

adjustment or otherwise by Seller (other than cash Collections on account of the Receivables); provided, however, that this clause (i)(x) shall exclude any Excluded Contractual Dilutions, or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable or (iii) any Receivable is restructured into a Note Receivable.
“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2.50% above the Prime Rate.
“Default Ratio” means, for any calendar month, an amount (expressed as a percentage) equal to (i) the sum of (A) the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of such calendar month and (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such calendar month divided by (ii) the aggregate gross sales of the Originators during the calendar month that is four calendar months prior to such calendar month.
“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 but less than 121 days from the original invoice due date for such payment as set forth on the invoice or otherwise.
“Defaulting Financial Institution” means any Financial Institution that (a) has failed to (i) perform its obligation to fund any portion of its Incremental Purchases or LC Participation Advances or (ii) pay over to the Agent or any Purchaser any other amount within two Business Days of the date required to be funded or paid by it hereunder, unless, in the case of clause (i) above, such Financial Institution notifies the Agent and the Seller in writing that such failure is the result of such Financial Institution’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller, the Agent or any Purchaser in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding obligations under this Agreement or any other Transaction Document or generally under other agreements in which it commits or extends credit (unless such writing or public statement relates to such Financial Institution’s obligation to fund any portion of its Incremental Purchases or LC Participation Advances and states that such position is based on such Financial Institution’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied), (c) has failed, within three Business Days after written request by the Agent or the Seller, to confirm in writing in a manner satisfactory to the Agent and the Seller, that it will comply with the terms of this Agreement and the other Transaction Documents relating to its obligations to fund prospective Incremental Purchases and LC Participation Advances under this Agreement (provided that such Financial Institution shall cease to be a Defaulting Financial Institution pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Seller), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency proceeding or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with

Exh. I-8

reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that, for the avoidance of doubt, a Financial Institution shall not be a Defaulting Financial Institution solely by virtue of the ownership or acquisition of any equity interest in such Financial Institution or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Financial Institution with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Financial Institution (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Financial Institution.
“Defaulting Financial Institution Account” means the account or accounts at any time designated as the Defaulting Financial Institution Account established and maintained by the Agent (for the benefit of the LC Banks and the Defaulting Financial Institutions), or such other account as may be so designated as such by the Agent (which, for the avoidance of doubt, may be one or more accounts maintained at the respective LC Banks).
“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time, calculated on a three-month rolling average basis.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original invoice due date for such payment.
“Demand Loan” means a loan of Collections made by Seller to Cardinal pursuant to and in accordance with the terms of the Cash Management Agreement, which loan is payable on demand, together with accrued and unpaid interest thereon.
“Designated Obligor” means each Obligor indicated by the Agent to Seller in writing.
“Determination Date” means the 5th Business Day immediately preceding each Settlement Date.
“Dilution Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the sum of (x) the aggregate gross sales of the Originators during the calendar month then most recently ended plus (y) 33% of the aggregate gross sales of the Originators during the calendar month immediately preceding the calendar month then most recently ended, divided by (ii) the Net Receivables Balance as of the last day of the most recently ended calendar month.
“Dilution Percentage” means as of the last day of any calendar month, a percentage equal to the following:
[[SF x ED] +[ (DS - ED) x DS ]] x DHR
ED

Exh. I-9

where:
SF    =    the Dilution Stress Factor at such time
ED    =    the Expected Dilution Ratio at such time
DS    =    the Dilution Spike Ratio at such time
DHR    =    the Dilution Horizon Ratio at such time
“Dilution-to-Sales Ratio” means, at any time, a percentage equal to (i) the aggregate amount of Dilutions which occurred during the month then most recently ended, divided by (ii) the aggregate gross sales of the Originators during the month one month prior to such month, calculated on a monthly basis.
“Dilution Reserve” means, on any date, an amount equal to the Dilution Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.
“Dilution Spike Ratio” means, as of the last day of any calendar month, the highest monthly Dilution-to-Sales Ratio calculated as of the last day of each of the twelve calendar months then most recently ended.
“Dilution Stress Factor” means, at any time, the “Dilution Stress Factor” set forth in the table below corresponding to the Ratings Level in effect at such time and set forth in the table below:

Ratings Level	Dilution Stress Factor
Ratings Level 1	2.00
Ratings Level 2	2.00
Ratings Level 3	2.25
Ratings Level 4	2.25

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clauses (i) and (iii) of the definition of “Deemed Collections”.
“Discount Rate” means, the LIBO Rate or the Prime Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.
“Dynamic Reserve” means, on any date of determination, an amount equal to the sum of (i) the Dilution Reserve plus (ii) the Loss Reserve.
“Eligible Receivable” means, at any time, a Receivable:
(i)    the Obligor of which (A) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States, (B) is not an Affiliate of any of the parties hereto and (C) is not a Designated Obligor,

Exh. I-10

(ii)    the Obligor of which is not the Obligor of (i) any Charged-Off Receivable or (ii) Receivables more than 30% of which are Delinquent Receivables or (iii) any Note Receivable that was structured as a Note Receivable for credit reasons,
(iii)    which is not a Charged-Off Receivable, a Delinquent Receivable or a Legal Receivable,
(iv)    which arises under a Contract that requires payment in full of such Receivable within 45 days of the original invoice date therefor; provided, however, that a Medium Term Receivable that is otherwise an “Eligible Receivable” but for this clause (iv), shall be an Eligible Receivable notwithstanding this clause (iv) if the Outstanding Balance of such Medium Term Receivable when added to the Outstanding Balance of all other Medium Term Receivables does not exceed 5% of the aggregate Outstanding Balance of all Receivables,
(v)    which has not had its payment terms extended for credit reasons or otherwise been restructured for credit reasons,
(vi)    which is an “account” or “general intangible” within the meaning of the UCC of all applicable jurisdictions or “chattel paper” within the meaning of the UCC of all applicable jurisdictions and which is not evidenced, in whole or in part, by any note, draft or other “instrument” or “document” within the meaning of Article 9 of the UCC,
(vii)    which is denominated and payable only in United States dollars in the United States,
(viii)    which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor by the applicable Originator or Approved Sub-Originator and its assignees, subject to no offset, counterclaim or other defense,
(ix)    as to which all right, title and interest thereto and therein has been validly transferred (A) in the case of any Receivable originated by an Approved Sub-Originator, by such Approved Sub-Originator directly to an Originator under and in accordance with the applicable Sub-Originator Sale Agreement, (B) by the applicable Originator directly to Griffin under and in accordance with the applicable Griffin RPA and (C) by Griffin directly to Seller under and in accordance with the Receivables Sale Agreement, and as to which Seller has good and marketable title thereto free and clear of any Adverse Claim,
(x)    which arises under a Contract that contains an obligation to pay a specified sum of money and as to which the applicable Originator or Approved Sub-Originator has performed all obligations due or to become due from it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

Exh. I-11

(xi)    which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,
(xii)    which satisfies all applicable requirements of the Credit and Collection Policy,
(xiii)    which was generated in the ordinary course of the applicable Originator’s or Approved Sub-Originator’s business,
(xiv)    which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator or Approved Sub-Originator, and not by any other Person (in whole or in part),
(xv)    which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or Approved Sub-Originator and which is not subject to any other Adverse Claim, and the Obligor thereon holds no right as against the applicable Originator or Approved Sub-Originator to cause such Originator or Approved Sub-Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract or in compliance with the applicable Originator’s or Approved Sub-Originator’s returned goods policy as in effect on the date hereof),
(xvi)    the inclusion of which as an Eligible Receivable does not result in the aggregate Outstanding Balance of all Receivables having an Obligor that is a government or a governmental subdivision or agency exceeding five percent (5%) of the aggregate Outstanding Balance of all Receivables,
(xvii)    the inclusion of which as an Eligible Receivable does not result in the aggregate Outstanding Balance of all Trade Show Receivables with terms of up to six (6) months exceeding two percent (2%) of the aggregate Outstanding Balance of all Receivables,
(xviii)    as to which the Agent has not notified Seller that the Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent,
(xix)    which does not constitute proceeds of any inventory that was pledged to any Person and
(xx)    which does not represent Finance Charges.

Exh. I-12

“Enhancement Agreement” means any agreement between a Conduit and any other Person(s), entered into to provide (directly or indirectly) credit enhancement to such Conduit’s Commercial Paper facility.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Excluded Contractual Dilution” means any amounts that would otherwise be included in clause (i)(x) of “Deemed Collections” that result from volume rebates, flat fee rebates, performance-to-plan rebates, cost-plus-zero program rebates or similar rebates affecting the Receivables of any Obligor during any period solely to the extent that such amounts do not, in the aggregate, exceed the Contractual Dilution Reserve for such Obligor and such period; provided, however, that on and after the Amortization Date, “Excluded Contractual Dilution” shall mean any amounts that would otherwise be included in clause (i)(x) of “Deemed Collections” that result from volume rebates, flat fee rebates, performance-to-plan rebates, cost-plus-zero program rebates or similar rebates affecting the Receivables of any Obligor since the Amortization Date solely to the extent that such amounts do not, in the aggregate, exceed the Contractual Dilution Reserve for such Obligor and determined pursuant to clause (ii) of “Contractual Dilution Reserve”.
“Excluded Receivable” means (i) a Note Receivable that has been sold to National City Bank prior to May 21, 2004 pursuant to that certain Purchase and Sale Agreement, dated as of March 25, 1994, among Cardinal, the Originators, National City Bank and certain other parties named therein, as modified by that certain Modification of Purchase and Sale Agreement dated as of June 29, 1998 and (ii) a Brokerage Receivable.
“Excluded Taxes” means, in the case of each Affected Party, (i) taxes imposed on its overall net income and franchise taxes (and any interest, fees or penalties for late payment thereof) imposed on it by (a) the jurisdiction under the Laws of which such Affected Party is incorporated or organized or (b) the jurisdiction in which such Affected Party’s principal executive office or such Affected Party’s applicable Funding Office is located; and (ii) any Taxes imposed under FATCA (or any amended or successor version of FATCA if such amended or successor version provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA).
“Existing Agreement” has the meaning set forth in the Preliminary Statements to this Agreement.
“Expected Dilution Ratio” means, as of the last day of any calendar month, the average Dilution-to-Sales Ratio in respect of the twelve months then most recently ended.
“Extension Notice” has the meaning set forth in Section 4.6(a).
“Facility Account” has the meaning set forth in the Collection Account Disclosure Letter.
“FASB” has the meaning set forth in Section 10.2.

Exh. I-13

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means each of (i) the letter agreement, dated as of November 1, 2013 among Seller, the Agent, the Managing Agents and the Purchasers, as it may be amended or modified and in effect from time to time, and (ii) any other fee letter or similar letter agreement relating to the payment of fees to any of the Purchasers entered into among Seller, the Purchasers party thereto and/or any agent or agents acting on behalf of any such Purchasers, as any such fee letter or letter agreement may be amended or modified and in effect from time to time.
“Finance Charges” means, with respect to a Contract, any finance, interest, discount, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Financial Institutions” has the meaning set forth in the preamble in this Agreement. For the avoidance of doubt, if any Person that is a Financial Institution is also an LC Bank, “Financial Institution” shall be deemed to be a reference to such Person in both such capacities.
“Financial Institution Termination Date” has the meaning set forth in Section 2.2.
“Fitch” means Fitch, Inc. (d/b/a Fitch Ratings) or any successor thereto that is a nationally recognized statistical rating organization.
“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit a Conduit.
“Funding Office” means, with respect to any Affected Party, the office, branch, subsidiary or Affiliate of such Affected Party in which it elects to book its interest in the Purchased Interest or its other interests hereunder.
“Funding Source” means (a) any Financial Institution and (b) with respect to any Conduit (i) such Conduit’s Related Financial Institution(s), (ii) such Conduit’s related Managing Agent, (iii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit, (iv) any agent, administrator or manager of such Conduit and (v) any bank holding company related to any of the foregoing.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

Exh. I-14

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Griffin” means Griffin Capital, LLC, a Nevada limited liability company.
“Griffin RPA” means each of (i) that certain Second Amended and Restated Receivables Purchase and Sale Agreement, dated as of May 21, 2004, by and between Griffin and Cardinal Health 110, Inc., a Delaware corporation, formerly known as Whitmire Distribution Corporation, and as successor by merger to Cardinal Syracuse, Inc., a New York corporation, Ohio Valley-Clarksburg, Inc., a Delaware corporation, Cardinal Health 106, Inc., a Massachusetts corporation, and Cardinal Health 103, Inc., a Mississippi corporation, and (ii) that certain Receivables Purchase and Sale Agreement, dated as of June 20, 2007, by and between Griffin and Cardinal Health 411, Inc., an Ohio corporation, as each of the foregoing may be amended, restated or otherwise modified from time to time.
“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital or the LC Exposure hereunder. For the avoidance of doubt, each issuance of a Letter of Credit hereunder shall constitute an Incremental Purchase.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.
“Independent Manager” shall mean a member of the Board of Managers of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, manager, member employee or affiliate of Seller, any Cardinal Entity, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Manager or at any time thereafter while serving as an Independent Manager) of any of the outstanding membership or other equity interests of Seller, any Cardinal Entity, or any of their respective Subsidiaries or Affiliates, having general voting rights.
“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders or administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“LC Adjusted Exposure” means, at any time, the LC Exposure minus the amount of cash collateral held in the LC Collateral Account at such time.

Exh. I-15

“LC Bank” has the meaning set forth in the preamble in this Agreement. If the context so requires, the LC Bank with respect to any Letter of Credit shall be deemed to mean the LC Bank that issued such Letter of Credit.
“LC Collateral Account” means the account or accounts at any time designated as the LC Collateral Account established and maintained by the Agent (for the benefit of the LC Banks and the Financial Institutions), or such other account as may be so designated as such by the Agent (which, for the avoidance of doubt, may be one or more accounts maintained at the respective LC Banks).
“LC Expiry Notice Date” has the meaning set forth in Section 1.6(b).
“LC Exposure” means at any time, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.
“LC Facility Limit” means the lesser of (i) $200,000,000 and (ii) the Purchase Limit.
“LC Fee Expectation” has the meaning set forth in Section 1.9(c).
“LC Limit” means, with respect to each LC Bank, the amount set forth as such LC Bank’s LC Limit in Schedule A hereto.
“LC Participation Advance” has the meaning set forth in Section 1.8(c).
“LC Reimbursement Date” has the meaning set forth in Section 1.8(b).
“LC Reimbursement Obligation” has the meaning set forth in Section 1.8(a).
“LC Reimbursement Purchase” has the meaning set forth in Section 1.8(b).
“Legal Receivable” means a Receivable that is the subject of an action, suit or proceeding before any Governmental Authority or arbitrator or as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor).
“Letter of Credit” means any stand-by letter of credit issued by an LC Bank at the request of the Seller pursuant to this Agreement.
“Letter of Credit Application” means, with respect to any Letter of Credit and any related Purchase Notice, the applicable LC Bank’s form of Letter of Credit Application, substantially in the form of Exhibit XII hereto or such other form as such LC Bank specifies from time to time.
“LIBO Rate” means:
(A)    with respect to any Tranche Period and any Purchaser other than WF or PNC, the sum of (i) (a) either (x) the interest rate per annum designated as LIBOR for the Related Financial Institution for a period of time comparable to such Tranche Period, as determined

Exh. I-16

by the related Managing Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Tranche Period or (y) if a rate cannot be determined under clause (x) above, a rate per annum equal to the average (for purposes of this clause (y), rounded upwards, if necessary, to the nearest one-hundredth of a percentage point) of the rates per annum at which deposits in U.S. dollars in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period are offered to the principal London office of such Related Financial Institution by three London banks, selected by such Related Financial Institution in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against such Related Financial Institution in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period, plus (ii) the Applicable Margin;
(B)    with respect to any day during any Tranche Period and solely with respect to WF, the sum of (i) (a) either (x) the interest rate per annum designated as LIBOR for WF for a period of one month that appears on the Bloomberg Screen BBAL 10 Page (or on any successor or substitute page thereof, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on the Bloomberg Screen BBAL 10 Page, as determined by WF from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on such day or (y) if a rate cannot be determined under clause (x) above, a rate per annum equal to the average (for purposes of this clause (y), rounded upwards, if necessary, to the nearest one-hundredth of a percentage point) of the rates per annum at which deposits in U.S. dollars in the approximate amount to be funded at the LIBO Rate and having a maturity equal to one month are offered to the principal London office of WF by three London banks, selected by WF in good faith on such day, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against WF in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period, plus (ii) the Applicable Margin; and
(C)    with respect to any day during any Tranche Period and solely with respect to PNC, the sum of (i) (a) either (x) the interest rate per annum designated as LIBOR for PNC for a period of one month that appears on the Bloomberg Screen BBAL 10 Page (or on any successor or substitute page thereof, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on the Bloomberg Screen BBAL 10 Page, as determined by PNC from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on such day or (y) if a rate cannot be determined under clause (x) above, a rate per annum equal to the average (for purposes of this clause (y), rounded upwards, if necessary, to the nearest one-hundredth of a percentage point) of the rates per annum at which deposits in U.S. dollars in

Exh. I-17

the approximate amount to be funded at the LIBO Rate and having a maturity equal to one month are offered to the principal London office of PNC by three London banks, selected by PNC in good faith on such day, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against PNC in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period, plus (ii) the Applicable Margin.
In any of the foregoing cases, the LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.
“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which any Person agrees to make loans or advances to, or purchase from, a Conduit (directly or indirectly) in order to provide liquidity for such Conduit’s Commercial Paper or other senior indebtedness.
“Lock-Box” means a locked postal box or departmental box located at a bank, in each case, maintained by Griffin in its capacity as Servicer with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.
“Lock-Box Account” means each deposit account that is associated with each Lock-Box.
“Loss Horizon Ratio” means as of any date, an amount (expressed as a percentage) equal to (i) the aggregate gross sales of the Originators during the four most recently ended calendar months divided by (ii) the Net Receivables Balance as of the last day of the most recently ended month.
“Loss Percentage” means, at any time, a percentage equal to the product of (i) Loss Stress Factor multiplied by (ii) the Loss Ratio multiplied by (iii) the Loss Horizon Ratio.
“Loss Ratio” means, on any date, the greatest three-month average Default Ratio as calculated for each of the 12 most recently ended calendar months.
“Loss Reserve” means, on any date, an amount equal to the Loss Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.
“Loss Stress Factor” means, at any time, the “Loss Stress Factor” set forth in the table below corresponding to the Ratings Level in effect at such time and set forth in the table below:

Ratings Level	Loss Stress Factor
Ratings Level 1	2.00
Ratings Level 2	2.00
Ratings Level 3	2.25
Ratings Level 4	2.25

Exh. I-18

“Managing Agent” has the meaning set forth in the preamble to this Agreement.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement or Performance Guarantor to perform its obligations under the Performance Guaranty, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
“Medium Term Receivable” means a Receivable that arises under a Contract that requires payment in full of such Receivable within 90 days of the original invoice therefor.
“Monthly Report” means a report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Agent and each Managing Agent pursuant to Section 8.5.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto that is a nationally recognized statistical rating organization.
“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Receivables that are Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Receivables that are Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor and (ii) the aggregate Contractual Dilution Reserves for all Eligible Receivables of all Obligors.
“Non-Renewing Financial Institution” has the meaning set forth in Section 4.6(a).
“Non-U.S. Affected Party” has the meaning set forth in Section 10.4(d)(ii).
“Note Receivable” means a Receivable that is evidenced, in whole or in part, by any note, draft or other “instrument” or “document” within the meaning of Article 9 of the UCC.
“Obligations” shall have the meaning set forth in Section 2.1.
“Obligor” means a Person obligated to make payments pursuant to a Contract.
“OFAC”  means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Originator” means each of (i) Cardinal Health 110, Inc., a Delaware corporation, formerly known as Whitmire Distribution Corporation, and as successor by merger to each of Cardinal Syracuse, Inc., a New York corporation, Ohio Valley-Clarksburg, Inc., a Delaware corporation, Cardinal Health 103, Inc., a Mississippi corporation, and Cardinal Health 106, Inc., a Massachusetts corporation, and (ii) Cardinal Health 411, Inc., an Ohio corporation, each in its capacity as seller under the applicable Griffin RPA.

Exh. I-19

“Other Taxes” has the meaning set forth in Section 10.4(b).
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Participant” has the meaning set forth in Section 12.2.
“Performance Guarantor” means Cardinal.
“Performance Guaranty” means that certain Fifth Amended and Restated Performance Guaranty, dated as of November 1, 2013, by Performance Guarantor in favor of Seller, as the same may be reaffirmed, amended, restated or otherwise modified from time to time.
“Permitted Sub-Servicer” has the meaning set forth in Section 8.1(b).
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“PNC” means PNC Bank, National Association, and its successors.
“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
“Prime Rate” means a rate per annum equal to the higher of (x) the prime rate of interest announced from time to time by the Agent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, and (y) the Federal Funds Rate plus 0.50%.
“Proposed Reduction Date” has the meaning set forth in Section 1.3.
“Pro Rata Share” means, (a) for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Section 4.6 and (b) for each Conduit or Purchaser Group, the aggregate of the Pro Rata Shares determined pursuant to clause (a) above for all Financial Institutions in its or such (as applicable) Purchaser Group.
“Purchase Limit” means $700,000,000, as such amount may be modified in accordance with the terms of Section 4.6(b).
“Purchase Notice” has the meaning set forth in Section 1.2.
“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller (or, in the case of a Letter of Credit issuance, the amount available to be drawn under such Letter of Credit) for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the

Exh. I-20

Purchase Limit (or, in the case of a Letter of Credit issuance, the lesser of the LC Facility Limit and the applicable LC Limit) on the applicable purchase date, taking into account any other proposed Incremental Purchase requested on the applicable purchase date, and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date (determined as of the date of the most recent report, whether such report is a Monthly Report, Weekly Report or Daily Report) over the sum of the Aggregate Capital plus the LC Adjusted Exposure (determined after giving effect to such Incremental Purchase and any other proposed Incremental Purchase requested on the applicable purchase date).
“Purchaser Group” means each group consisting of a Conduit (if applicable), Financial Institution, LC Bank (if applicable), Agent (if applicable) and Managing Agent, as listed on Schedule A to this Agreement under the heading “Purchaser Groups”.
“Purchaser Group Commitment” means, with respect to any Purchaser Group or any Purchaser in such Purchaser Group, the aggregate Commitments of all Related Financial Institutions in such Purchaser Group.
“Purchasers” means each Conduit, each Financial Institution and each LC Bank.
“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital and/or any designated portion of the LC Adjusted Exposure, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

E
NRB - AR
where:

E	=	the amount of such selected Capital and/or such selected portion of the LC Adjusted Exposure, as the case may be.
NRB	=	the Net Receivables Balance.
AR	=	the Aggregate Reserves.
Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times after such Amortization Date. For the avoidance of doubt, unless otherwise specified or unless the context otherwise requires, (x) each reference to the Purchaser Interest of a particular Purchaser or Purchaser Group shall be deemed to mean the Purchaser Interest calculated with respect to all

Exh. I-21

such Purchaser’s or Purchaser Group’s (as applicable) outstanding Capital and Pro Rata Share of the LC Adjusted Exposure and (y) each reference to the Purchaser Interest generally or the Purchaser Interest of all Purchasers or Purchaser Groups shall be deemed to mean the Purchaser Interest calculated with respect to the Aggregate Capital and the entire LC Adjusted Exposure.
“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).
“Rating Agency” means, collectively, S&P, Moody’s and Fitch.
“Ratings Level” means, at any time, the “Ratings Level” set forth in the table below corresponding to the “Qualification Requirements” set forth in the table below.

Qualification Requirements	Ratings Level
The senior unsecured long-term debt ratings of Cardinal are (i) at BBB- or higher (as determined by S&P) and (ii) at Baa3 or higher (as determined by Moody’s)	Ratings Level 1
Cardinal does not qualify for Ratings Level 1 and the senior unsecured long-term debt ratings of Cardinal are (i) at BB+ or higher (as determined by S&P) and (ii) at Ba1 or higher (as determined by Moody’s)
Ratings Level 2
Cardinal does not qualify for Ratings Level 1 or Ratings Level 2 and the senior unsecured long-term debt ratings of Cardinal are (i) at BB or higher (as determined by S&P) and (ii) at Ba2 or higher (as determined by Moody’s)
Ratings Level 3
Cardinal does not qualify for Ratings Level 1, Ratings Level 2 or Ratings Level 3 for any reason	Ratings Level 4

“Receivable” means: (i) for purposes of the Receivables Sale Agreement, (a) all rights to payment owed (without giving effect to the transfers under any Sub-Originator Sale Agreement or any Griffin RPA) to the applicable Originator or Approved Sub-Originator for goods sold or services performed by such Originator or Approved Sub-Originator or in which such Originator or Approved Sub-Originator has a security or other interest, whether such rights to payment constitute an account, chattel paper, general intangible or otherwise (as each of the foregoing terms is used in Article 9 of the UCC) and includes, without limitation, the obligation to pay any Finance Charges with respect thereto, excluding, however, any Excluded Receivable and (b) all rights of Griffin under each Sub-Originator Sale Agreement and each Griffin RPA and (ii) for purposes of this Agreement, (a) all rights to payment owed (without giving effect to the transfers under any Sub-Originator Sale Agreement, any Griffin RPA or the Receivables Sale Agreement) to the applicable Originator or Approved Sub-Originator for goods sold or services performed by such Originator or Approved Sub-Originator or in which such Originator or Sub-Originator has a security or other interest, whether such rights to payment constitute an account, chattel paper, general intangible or otherwise (as each of the foregoing terms is used in Article 9 of the UCC) and includes without limitation, the obligation

Exh. I-22

to pay any Finance Charges with respect thereto, excluding however, any Excluded Receivable and (b) all rights of Seller under each Sub-Originator Sale Agreement, each Griffin RPA and the Receivables Sale Agreement. Rights to payment arising from any one transaction, including, without limitation, rights to payment represented by an individual invoice shall constitute a Receivable separate from a Receivable consisting of the rights to payment arising from any other transaction.
“Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement, dated as of May 21, 2004, between Griffin and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Reduction Notice” has the meaning set forth in Section 1.3.
“Regulatory Change” means, relative to any Funding Source:
(a)    any change in (or the adoption, implementation, change in phase-in or interpretations or commencement of effectiveness of) any:
(i)    law applicable to such Funding Source;
(ii)    rule, regulation, interpretation, directive, requirement or request (whether or not having the force of law and including any such rule, regulation, interpretation, directive or requirement regarding capital adequacy) applicable to such Funding Source of (A) any Governmental Authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any central bank or comparable agency or fiscal, monetary or other authority having jurisdiction over such Funding Source; or
(iii)    generally accepted accounting principles consistently applied or regulatory accounting principles applicable to such Funding Source and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above;
(b)    any change in the application to such Funding Source of any existing law, rule, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.
“Reinvestment” has the meaning set forth in Section 2.2.
“Related Financial Institution” means with respect to each Conduit or Purchaser Group, each Financial Institution set forth opposite such Conduit’s name or as a member of such Purchaser Group (as the case may be) in Schedule A to this Agreement and/or, in the case of an assignment pursuant to Section 12.1, set forth in the applicable Assignment Agreement.

Exh. I-23

“Related Security” means, with respect to any Receivable:
(i)    all of Seller’s interest, if any, in the inventory and goods (including returned or repossessed inventory or goods), the sale or financing of which by the applicable Originator gave rise to such Receivable,
(ii)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii)    all guaranties, letters of credit, insurance, “supporting obligations” (within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv)    all service contracts and other contracts and agreements associated with such Receivable,
(v)    all of the Seller’s right, title and interest in the Records related to such Receivable; provided, that with respect to any Contract, such Related Security shall only include such right, title and interest as it relates to payment under such Contract,
(vi)    all of Seller’s right, title and interest in, to and under each of the Receivables Sale Agreement, the Performance Guaranty, each Griffin RPA, each Sub-Originator Sale Agreement, the Cash Management Agreement, the Demand Loans, each Lock-Box and each Collection Account, and
(vii)    all proceeds of any of the foregoing.
“Required Financial Institutions” means, at any time, collectively, the Financial Institutions with Commitments in excess of 66-2/3% of the aggregate Commitments.
“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below; provided that such notice shall be given by at least 12:00 noon (New York time) on such day:

Aggregate Reduction	Required Notice Period

≤ $250,000,000	one Business Day
> $250,000,000	two Business Days

“Reserve Floor” means, on any date of determination, an amount equal to the product of (i) the Reserve Floor Percentage multiplied by (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.

Exh. I-24

“Reserve Floor Percentage” means, on any date of determination, a percentage equal to the sum of (i) 21% plus (ii) the product of (x) the Expected Dilution Ratio multiplied by (y) the Dilution Horizon Ratio.
“Sanctioned Country”  means a country subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person”  means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Scheduled Facility Termination Date” means November 6, 2014.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Parties” has the meaning set forth in the preamble to this Agreement.
“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.
“Servicing Fee” has the meaning set forth in Section 8.6.
“Settlement Date” means (A) the 20th calendar day of each month (or if such day is not a Business Day, the next succeeding Business Day), and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of any Financial Institution.
“Settlement Period” means (A) in respect of each Purchaser Interest of the Conduits, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of any Financial Institution, the entire Tranche Period of such Purchaser Interest.
“Specified Regulation” means, without regard to the date enacted, adopted or issued, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III.
“Sub-Originator Sale Agreement” means each Receivables Sale Agreement between an Approved Sub-Originator and an Originator, dated as of March 1, 2010, as the same may be amended, supplemented or otherwise modified from time to time.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly

Exh. I-25

or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.
“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto that is a nationally recognized statistical rating organization.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges, or withholdings, and any and all liabilities with respect to the foregoing (including interest, penalties and additions to taxes), but excluding Excluded Taxes.
“Termination Percentage” has the meaning set forth in Section 2.2.
“Terminating Commitment Amount” means, with respect to any Terminating Financial Institution, an amount equal to the Commitment (without giving effect to clause (iii) of the proviso to the penultimate sentence of Section 4.6(b)) of such Terminating Financial Institution, minus, an amount equal to 2% of such Commitment.
“Terminating Commitment Availability” means, with respect to any Terminating Financial Institution, the positive difference (if any) between (a) an amount equal to the Commitment (without giving effect to clause (iii) of the proviso to the penultimate sentence of Section 4.6(b)) of such Terminating Financial Institution, minus, an amount equal to 2% of such Commitment minus (b) the Capital of the Purchaser Interests funded by such Terminating Financial Institution.
“Terminating Financial Institution” has the meaning set forth in Section 4.6(b).
“Terminating Tranche” has the meaning set forth in Section 4.3(b).
“Trade Show Receivable” means a Receivable originated at a trade show.
“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:
(a)    if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Agent or Managing Agent and Seller, commencing on a Business Day selected by Seller or the applicable Agent or Managing Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

Exh. I-26

(b)    if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the applicable Agent or Managing Agent, provided no such period shall exceed one month.
If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest of which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Agent or Managing Agent. Notwithstanding anything to the contrary contained herein, with respect to any Purchaser Interest held by WF or PNC, the Tranche Period shall be the Accrual Period.
“Transaction Documents” means, collectively, this Agreement, the Existing Agreement, each Purchase Notice, the Receivables Sale Agreement, each Griffin RPA, each Sub-Originator Sale Agreement, the Performance Guaranty, each Collection Account Agreement, each Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement), the Collection Account Disclosure Letter, the Cash Management Agreement and all other instruments, documents and agreements executed and delivered in connection herewith or in connection with the Existing Agreement (other than the Contracts).
“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“U.S. Affected Party” has the meaning set forth in Section 10.4(d)(i).
“Weekly Report” means a report, in form and substance acceptable to the Agent and each Managing Agent (appropriately completed), furnished by the Servicer to the Agent and each Managing Agent pursuant to Section 8.5.
“WF” means Wells Fargo Bank, N.A., and its successors.
“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360-day basis.
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

Exh. I-27

EXHIBIT II
FORM OF PURCHASE NOTICE
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent and a Managing Agent
12th Floor
1251 Avenue of the Americas
New York, NY 10020
Attention: Luna Mills
PNC Bank, National Association, as a Managing Agent
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: Robyn Reeher
The Bank of Nova Scotia, as a Managing Agent
One Liberty Plaza
New York, New York 10006
Attention: Darren Ward

Wells Fargo Bank, N.A., as a Managing Agent
6 Concourse Pkwy.
Suite 1450
Atlanta, GA 30328
Attention: Tim Brazeau, Floria Whitcomb and Bill Rutkowski
Re: PURCHASE NOTICE
Ladies and Gentlemen:
Reference is hereby made to the Fourth Amended and Restated Receivables Purchase Agreement, dated as of November 1, 2013, as amended, by and among Cardinal Health Funding, LLC, a Nevada limited liability company (the “Seller”), Griffin Capital, LLC, as Servicer, the Financial Institutions, the Conduits, the LC Banks, the Managing Agents and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement. The Agent and the Managing Agents are hereby notified of the following Incremental Purchase to be made [in cash / by the issuance of a Letter of Credit] as set forth below:
[Use the following for cash-funded Incremental Purchases only]

Exh. II-1

Purchase Price:	$
Portion of the Purchase Price Payable by the BNS Conduit’s Purchaser Group:[1]	$
Portion of Purchase Price Payable by the BTMU Conduit’s Purchaser Group:[2]	$
Portion of Purchase Price Payable by PNC:[3]	$
Portion of Purchase Price Payable by WF:[4]	$
Date of Purchase:
Requested Discount Rate:[5]	LIBO Rate
Requested Tranche Period:[6]	[______________________________]

Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to]:
[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( )
Please advise [Name] at telephone no. ( ) _________________ if any Conduit will not be making this purchase.
[Use the following only for Incremental Purchases
involving the issuance of a Letter of Credit]
Seller hereby requests that ___________, in its capacity as an LC Bank, issue a Letter of Credit with a face amount of $_____________ on ________________, 20__ (the “Date of Purchase”). The related Letter of Credit Application has been completed in full by the Seller and is enclosed with this letter.
[Include the following for all Incremental Purchases]
In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the
__________________________
1This amount will be equal to the BNS Conduit’s Pro Rata Share of the Purchase Price specified above.
2This amount will be equal to the BTMU Conduit’s Pro Rata Share of the Purchase Price specified above.
3This amount will be equal to PNC’s Pro Rata Share of the Purchase Price specified above.
4This amount will be equal to WF’s Pro Rata Share of the Purchase Price specified above.
5This is only applicable in the case of Incremental Purchases funded by Financial Institutions.
6This is only applicable in the case of Incremental Purchases funded by Financial Institutions.

Exh. II-2

proposed Incremental Purchase):
(i)    the representations and warranties of the Seller set forth in Section 5.1 and 5.2 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);
(ii)    no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
(iii)    the Amortization Date has not occurred, the Aggregate Capital plus the LC Exposure does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%;
(iv)    none of the conditions or circumstances listed in sub-paragraphs (i) through (vi) of Section 1.1(a) of the Receivables Purchase Agreement exist at the time of, or would be caused to exist by, any Incremental Purchase requested hereby; and
(v)    the amount of Aggregate Capital is $_________ and the LC Exposure is $_________, in each case, after giving effect to the Incremental Purchase to be made on the Purchase Date.
Very truly yours,

CARDINAL HEALTH FUNDING, LLC

By:____________________________________
Name:
Title:

Exh. II-3

EXHIBIT III

LEGAL NAMES; JURISDICTIONS OF ORGANIZATION;
LOCATIONS OF RECORDS;
FEDERAL EMPLOYER IDENTIFICATION NUMBERS;
STATE ORGANIZATIONAL IDENTIFICATION NUMBERS

Seller

Legal Name:	Cardinal Health Funding, LLC
Jurisdiction of Organization	Nevada
Locations of Records:	7000 Cardinal Place Dublin, Ohio 43017
Federal Employer’s Identification Number:	##-#######
State Organizational Identification Number:	#######-####

Servicer

Legal Name:	Griffin Capital, LLC
Jurisdiction of Organization	Nevada
Locations of Records:	7000 Cardinal Place Dublin, Ohio 43017
Federal Employer’s Identification Number:	##-#######
State Organizational Identification Number:	#######-####

Exh. III-1

EXHIBIT IV

[Reserved]

Exh. IV-1

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE
To: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent
This Compliance Certificate is furnished pursuant to that certain Fourth Amended and Restated Receivables Purchase Agreement dated as of November 1, 2013, among Cardinal Health Funding, LLC, (the “Seller”), Griffin Capital, LLC, as servicer (the “Servicer”), the Purchasers party thereto, the Managing Agents party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as agent for such Purchasers (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected [______] of Seller.
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.
4.    Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
5.    Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

6.    As of the date hereof, the jurisdiction of organization of Seller is Nevada, the jurisdiction of organization of the Servicer is Nevada, each of the Seller and the Servicer is a “registered organization” (within the meaning of Section 9-102 of the UCC in effect in Nevada) and neither Seller or the Servicer has changed its jurisdiction of organization since June 29, 2000.

Exh. V-1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of ______________, ___.
Name:__________________________________
Title:

Exh. V-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.
Schedule of Compliance as of __________, ____ with Section ___ of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

Sch. I-1

EXHIBIT VI

FORM OF ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the ___ day of ____________, ____, by and between _____________________ (“Assignor”) and __________________ (“Assignee”).
PRELIMINARY STATEMENTS
A.    This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Fourth Amended and Restated Receivables Purchase Agreement dated as of November 1, 2013 by and among Griffin Capital, LLC, a Nevada limited liability company, as Servicer, the Conduits party thereto, the LC Banks party thereto, the Managing Agents party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent, and the Financial Institutions party thereto (as amended, modified or restated from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Receivables Purchase Agreement.
B.    Assignor is a Financial Institution party to the Receivables Purchase Agreement, and Assignee wishes to become a Financial Institution thereunder; and
C.    Assignor is selling and assigning to Assignee an undivided ____________% (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Receivables Purchase Agreement and the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.
AGREEMENT
The parties hereto hereby agree as follows:
1.    The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Agent to the Conduit in the Assignor’s and Assignee’s Purchase Group, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Financial Institution party to the Receivables Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.
2.    If Assignor has no outstanding Capital under the Receivables Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated

Exh. VI-1

therewith under the terms of the Receivables Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Article I of the Receivables Purchase Agreement.
3.    If Assignor has any outstanding Capital under the Receivables Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Receivables Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Article I of the Receivables Purchase Agreement.
4.    Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Receivables Purchase Agreement.
5.    Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.
6.    By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent and the other Financial Institutions in the Assignor’s and Assignee’s Purchaser Group as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Receivables Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Receivables Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Affiliate of Seller or the performance or observance by the Seller, any Obligor, any Affiliate of Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Receivables Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit

Exh. VI-2

analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, any Conduit, the Seller or any other Financial Institution or Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) Assignee appoints and authorizes _________ to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Managing Agent for the Assignee’s Purchaser Group by the terms thereof, together with such powers as are reasonably incidental thereto; and (g) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Receivables Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Financial Institution (including, without limitation, as a Related Financial Institution) or, when applicable, as a Purchaser.
7.    Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provisions of the Receivables Purchase Agreement, including, without limitation, Article I, Sections 4.1, and 14.6 thereof.
8.    Schedule I hereto sets forth the revised Commitment of Assignor, the Conduit for which Assignee shall act as a Related Financial Institution and the Commitment of Assignee, as well as administrative information with respect to Assignee.
9.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.
10. Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of any Conduit, it will not institute against, or join any other Person in instituting against, any Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.
[ASSIGNOR]

By:_____________________________________
Name:
Title:

[ASSIGNEE]

By:_____________________________________

Exh. VI-3

Name:
Title:

Exh. VI-4

SCHEDULE I TO ASSIGNMENT AGREEMENT
LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS
Date: _______________, ____
Transferred Percentage:    ________%

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

		A-2	B-1	B-2
Assignee		Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Assignee is a Related Financial Institution for:________________________
Address for Notices
Attention:
Phone:
Fax:

Sch. I-1

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE
TO:    ________________________, Assignor
    ________________________
    ________________________
    ________________________

TO:    ________________________, Assignee
    ________________________
    ________________________
    ________________________
The undersigned, as Agent under the Fourth Amended and Restated Receivables Purchase Agreement, dated as of November 1, 2013 by and among Cardinal Health Funding, LLC, Griffin Capital, LLC, a Nevada limited liability company, as Servicer, the Conduits party thereto, the LC Banks party thereto, the Managing Agents party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent, and the Financial Institutions party thereto, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of ____________, ____ between __________________, as Assignor, and __________________, as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.
1.    Pursuant to such Assignment Agreement, you are advised that the Effective Date will be ______________, ____.
2.    The Conduit in the Assignor’s Purchaser Group hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Receivables Purchase Agreement.
[3.    Pursuant to such Assignment Agreement, the Assignee is required to pay $____________ to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]
Very truly yours,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, individually and as Agent

By:______________________________________
Title:_____________________________________

[APPLICABLE COMPANY]

By:______________________________________
Title:_____________________________________

Sch. II-1

EXHIBIT VII

CREDIT AND COLLECTION POLICY

(attached)

Ex. VII-1

EXHIBIT VIII

FORM OF CONTRACT

(attached)

Ex. VIII-1

EXHIBIT IX

FORM OF MONTHLY REPORT

(attached)

Ex. IX-1

EXHIBIT X

[RESERVED]

Ex. X-1

EXHIBIT XI

FORM OF REDUCTION NOTICE

_____________________, 20___
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent and a Managing Agent
12th Floor
1251 Avenue of the Americas
New York, NY 10020
Attention: Luna Mills
PNC Bank, National Association, as a Managing Agent
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: Robyn Reeher
The Bank of Nova Scotia, as a Managing Agent
One Liberty Plaza
New York, New York 10006
Attention: Darren Ward
Wells Fargo Bank, N.A., as a Managing Agent
6 Concourse Pkwy.
Suite 1450
Atlanta, GA 30328
Attention: Tim Brazeau, Floria Whitcomb and Bill Rutkowski
Ladies and Gentlemen:
The undersigned, ____________________________, refers to the Fourth Amended and Restated Receivables Purchase Agreement, dated as of November 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Griffin Capital, LLC, as Servicer ( “Servicer”), certain Conduits party thereto, certain LC Banks party thereto, certain Financial Institutions party thereto, certain Managing Agents party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent for such Conduits, LC Banks and Financial Institutions (the Conduits, LC Banks and the Financial Institutions, collectively, the “Purchasers”). Pursuant to Section 1.3 of the Receivables Purchase Agreement, the undersigned hereby irrevocably notifies you that it will repay [all] [a portion] of the Capital outstanding under

Ex. XI-1

the Receivables Purchase Agreement and in that connection sets forth below the information relating to such repayment (the “Proposed Reduction”):
The Business Day of the Proposed Reduction is _________________, 20_____.
The total amount of the Proposed Reduction is $_____________________.
The Pro Rata Share of the Proposed Reduction for each Conduit is:
$______________ for Liberty Street Funding LLC; and
$______________ for Victory Receivables Corporation.

The Pro Rata Share of the Proposed Reduction for each Financial Institution is: $______________ for BNS, $_______________ for BTMU, $_______________ for WF and $______________ for PNC.
On the date of the Proposed Reduction, the Seller shall pay to each relevant Purchaser(s), an amount equal to (i) such Purchaser’s Pro Rata Share of the outstanding Capital described above, plus (ii) all Broken Funding Costs (if any), plus (iii) all other amounts payable to the Agent or any Purchaser under the Transaction Documents.
Very truly yours,

CARDINAL HEALTH FUNDING, LLC

By:____________________________________
Name:
Title:

Ex. XI-2

EXHIBIT XII

FORM OF LETTER OF CREDIT APPLICATION
(attached)

Ex. XII-1

SCHEDULE A

COMMITMENTS, CONDUIT PURCHASE LIMITS, WIRING INSTRUCTIONS,
RELATED FINANCIAL INSTITUTIONS AND MANAGING AGENTS
Financial Institutions, Commitments and Wiring Instructions
for Financial Institutions

Financial Institutions	Commitment	Wiring Instructions for Payments to Financial Institutions (Wiring instructions for payments to Conduits are on the following page)
Wells Fargo Bank, N.A.	$147,000,000	Wells Fargo Bank, N.A. ABA # ###-###-### A/C # ################# Ref: CHU01-Cardinal Health
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, with respect to Victory Receivables Corporation	$295,000,000	The Bank of Tokyo-Mitsubishi UFJ, Ltd. ABA # ###-###-### AC# ###-###-### Account Name: ### Reference: Cardinal Health
PNC Bank, National Association	$111,000,000	PNC Bank, NA Routing # ######### A/C # ############ A/C Name: #### Ref: Cardinal Health
The Bank of Nova Scotia, with respect to Liberty Street Funding LLC	$147,000,000	The Bank of Nova Scotia - New York Agency ABA#: ### – ###### Account: Liberty Street Funding LLC Acct#: ####-##

Sch. A-1

LC Banks and Related LC Limits

LC Banks	LC Limits
PNC Bank, National Association	$200,000,000

Sch. A-2

Sch. A-3

Conduits, Wiring Instructions for Conduits and
Related Financial Institutions of Conduits

Conduits	Wiring Instructions for Conduits	Related Financial Institution
Liberty Street Funding LLC	The Bank of Nova Scotia - New York Agency ABA#: ### - ###### Account: Liberty Street Funding LLC Acct#: ####-##	The Bank of Nova Scotia
Victory Receivables Corporation	The Bank of Tokyo-Mitsubishi UFJ, Ltd. ABA # ###-###-### AC# ###-###-### Account Name: ### Reference: Cardinal Health	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch

Sch. A-4

Managing Agents

Purchasers	Managing Agent
Liberty Street Funding LLC, as a Conduit The Bank of Nova Scotia, as a Financial Institution	The Bank of Nova Scotia
Victory Receivables Corporation, as a Conduit The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as a Financial Institution	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
PNC Bank, National Association, as a Financial Institution and as an LC Bank	PNC Bank, National Association
Wells Fargo Bank, N.A., as a Financial Institution	Wells Fargo Bank, N.A.

Sch. A-5

Purchaser Groups

Liberty Street Funding LLC, as a Conduit The Bank of Nova Scotia, as a Financial Institution and as Managing Agent
Victory Receivables Corporation, as a Conduit

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as a Financial Institution

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Managing Agent

PNC Bank, National Association, as a Financial Institution, as an LC Bank and as Managing Agent
Wells Fargo Bank, N.A., as a Financial Institution and as Managing Agent

Sch. A-6

Agent and Wiring Instructions for the Agent

Agent	Wiring Instructions for Agent
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	The Bank of Tokyo-Mitsubishi UFJ, Ltd. ABA # ###-###-### AC# ###-###-### Account Name: ### Reference: Cardinal Health

Sch. A-7

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THE DATE HEREOF

1.	Executed copies of this Agreement, duly executed by the parties hereto.

2.
Copy of the Resolutions of the Board of Directors of Cardinal and each Seller Party certified by its Secretary or Assistant Secretary authorizing such Person’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

3.	Certificate of Incorporation of Cardinal certified by the Secretary of State of its jurisdiction of incorporation on or within thirty (30) days prior to the date hereof.

4.
A certificate of the Secretary or Assistant Secretary of Cardinal and each Seller Party certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder and (ii) a copy of such Person’s By-Laws or Operating Agreement.

5.	Executed copy of the Assignment and Assumption Agreement, duly executed by the parties thereto.

6.	Executed copy of the Fifth Amended and Restated Performance Guaranty, duly executed by the parties thereto.

7.	A favorable opinion of legal counsel for the Seller Parties and Performance Guarantor reasonably acceptable to the Agent regarding true sale matters.

8.	Executed copy of the Amended and Restated Purchaser Group Fee Letter, duly executed by the parties thereto.

9.	Executed copy of the Amendment to Receivables Sale Agreement between Seller and Servicer, duly executed by the parties thereto.

Sch. B-1

SCHEDULE C

NOTICE ADDRESSES

Seller:	Cardinal Health Funding, LLC 7000 Cardinal Place
Dublin, Ohio 43017
Attention: Matthew Blake e-mail: ####

with a copy to:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Senior Counsel – Corporate & Securities, for purposes of Sections 3.3 and 4.2 only, Treasury (Fax No. ###/###-####) e-mail: ####

Servicer:	Griffin Capital, LLC 7000 Cardinal Place
Dublin, Ohio 43017
Attention: Matthew Blake e-mail: ####

with a copy to:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Senior Counsel – Corporate & Securities e-mail: ####

BNS:	The Bank of Nova Scotia
711 Louisiana, Suite 1400
Houston, Texas 77002
Attn: John Frazell
Fax: ###-###-#### e-mail: #### with a copy to: Darren Ward Fax: ###-###-#### e-mail: ####

Sch. C-1

BNS Conduit:	Liberty Street Funding LLC
c/o Global Securitization Services, LLC
114 West 47th Street Suite 2310
New York, New York 10036
Attn: Jill A. Russo
Fax: (###) ###-#### e-mail: ####

(with a copy to BNS)

BTMUNY:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas, 12th Floor
New York, NY 10020
Attn: Nicolas Mounier
Fax: (###) ###-#### e-mail: ####

BTMU Conduit:	Victory Receivables Corporation
c/o Global Securitization Services, LLC
68 South Service Road, Suite 120 Melville, NY 11747 Telephone: (###) ###-####
Facsimile: (###) ###-####
Attention: David V. DeAngelis
e-mail: ####

(with a copy to BTMUNY)

PNC	PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: Robyn Reeher
Fax: (###) ###-#### e-mail: ####

Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
1100 Abernathy Rd NE
16th Floor, Suite 1600
Atlanta, GA 30328
Attention: Tim Brazeau and Bill Rutkowski
Fax: ###-###-#### e-mail: ####

Sch. C-2

SCHEDULE D

CONCENTRATION LIMIT
“Concentration Limit” means, at any time, for any Obligor, three percent (3%) of the aggregate Outstanding Balance of all Receivables that are Eligible Receivables, or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Agent; provided, that, and to the extent applicable, the Rating Agencies then rating the Commercial Paper notes of the applicable Conduit shall have confirmed that the ratings of the Commercial Paper notes of such Conduit will not be downgraded or withdrawn as a result of any designation by the Agent of any new Obligor subject to a Special Concentration Limit or any increase by the Agent of an existing Special Concentration Limit percentage; and provided, further, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that the Agent or any Managing Agent may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit; and provided, further, that the Special Concentration Limit for the Obligor CVS Caremark Corporation shall be automatically cancelled if, at any time, the senior unsecured short-term debt ratings of CVS Caremark Corporation fall below A-2 (or is withdrawn), as determined by S&P, and fall below P-2 (or is withdrawn), as determined by Moody’s. The following Special Concentration Limit has been established by the Agent for the following Obligor:

Obligor	Special Concentration Limit (% of the aggregate Outstanding Balance of Eligible Receivables)
CVS Caremark Corporation	21.00%

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SCHEDULE E

SUBJECT CONVERSION CONDITION DOCUMENTS

(i)a certificate of the Secretary or Assistant Secretary of Converted Entity, certifying the names and true signatures of its officers who are authorized to sign the Transaction Documents on behalf of such Converted Entity;
(ii)    certified copies of (A) the resolutions of the Board of Directors of each Converted Entity authorizing the execution, delivery and performance by such Converted Entity of the Transaction Documents to which it is a party and (B) the certificate of formation and operating agreement of each Converted Entity;
(iii)    a good standing certificate with respect to each Converted Entity issued by the Secretary of State (or similar official) of the State of Delaware;
(iv)    completed UCC search reports, dated on or shortly before the Conversion Date, with respect to each Converted Entity from the Delaware Secretary of State;
(v)    proof of filing of a UCC-1 Financing Statement, naming such Converted Entity as debtor and the Agent as the secured party, with the Delaware Secretary of State and in form and substance satisfactory to the Agent;
(vi)    proof of filing of (a) a UCC-1 Financing Statement, naming such Converted Entity as debtor and the Agent as the secured party and (b) a UCC-3 Financing Statement Amendment, amending the debtor’s name for the UCC-1 Financing Statement filed against the Converting Entity in connection with the Transaction Documents, in each case, with the Delaware Secretary of State and in form and substance satisfactory to the Agent; and
(vii)    one or more favorable opinions of legal counsel the Converted Entity satisfactory to the Agent as to (i) certain general limited liability company, authority, enforceability and no-conflict matters and (ii) certain UCC attachment, perfection and priority maters, in each case, with respect to the Converted Entity.

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SCHEDULE F

DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THIRTY DAYS FOLLOWING THE DATE HEREOF

1.
Good Standing Certificate for Cardinal and each Seller Party issued on or within thirty (30) days prior to or after the date hereof by the Secretary of State of its state of organization or incorporation and of each jurisdiction where its chief executive office or principal place of business is located, each of which is listed below:

(a)    Seller: Nevada
(b)    Servicer: Nevada
(c)    Cardinal: Ohio

2.	Articles of Organization of each Seller Party certified by the Secretary of State of its jurisdiction of organization on or within thirty (30) days prior to the date hereof.

3.
A favorable opinion of legal counsel for the Seller Parties and Performance Guarantor reasonably acceptable to the Agent which addresses the following matters and such other matters as the Agent may reasonably request:

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Each Seller Party and Performance Guarantor is a corporation or limited liability company, duly organized or incorporated, validly existing, and in good standing under the laws of its state of incorporation or organization.

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Each Seller Party and Performance Guarantor has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Person’s business.

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Each Seller Party and Performance Guarantor has all requisite power and authority to execute, deliver and perform all of its obligations under this Agreement and each other Transaction Document to which it is a party.

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The execution and delivery by each Seller Party and Performance Guarantor of this Agreement, the Assignment and Assumption Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of such Person and will not:

(a)	require any action by or in respect of, or filing with, any governmental body, agency or official;

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(b)
contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Person; or

(c)	result in the creation or imposition of any Adverse Claim on assets of such Person or any of its Subsidiaries (except as contemplated by this Agreement).

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This Agreement, the Assignment and Assumption Agreement and each other Transaction Document to which such Person is a party has been duly executed and delivered by such Person and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

--	The provisions of this Agreement are sufficient to constitute authorization by Seller for the filing of the financing statements required under this Agreement.

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To the best of the opinion giver’s knowledge, there is no action, suit or other proceeding against any Seller Party, Performance Guarantor or any of their respective Affiliates, which would materially adversely affect the business or financial condition of such Person and its Affiliates taken as a whole or which would materially adversely affect the ability of such Person to perform its obligations under any Transaction Document to which it is a party.

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